Exhibit 10.8B

SECOND AMENDMENT TO OFFICE LEASE

(Hayden Ferry Lakeside Phase II)

THIS SECOND AMENDMENT TO OFFICE LEASE (the “Second Amendment”), dated for reference purposes as of May 15, 2013, is entered into by and between PKY FUND II PHOENIX II, LLC, a Delaware limited liability company (“Lessor”), and LIFELOCK, INC., a Delaware corporation (“Lessee”).

R E C I T A L S

WHEREAS, Lessor, as successor-in-interest to Hayden Ferry Lakeside, LLC, and Lessee are parties to that certain Office Lease dated May 18, 2007 (the “Original Lease”) and that certain First Amendment to Office Lease dated March 7, 2008 (the “First Amendment”, which together with the Original Lease shall be hereinafter referred to collectively as the “Lease”), whereby Lessor leased to Lessee, and Lessee leased from Lessor, approximately 51,204 square feet of Rentable Area designated as Suite 300, consisting of the entire third floor, and Suite 400, consisting of the entire fourth floor (collectively, the “Original Premises”) of that certain office building more commonly known as Hayden Ferry Lakeside—Phase II, 60 East Rio Salado Parkway, Tempe, Arizona 85281 (the “Ferry II Building”);

WHEREAS, the Lease is scheduled to expire on January 31, 2014;

WHEREAS, adjacent to the Ferry II Building is the building known as Hayden Ferry Lakeside – Phase I , with the street address of 80 East Rio Salado Parkway, Tempe, Arizona (the “Ferry I Building”);

WHEREAS, as of the date of this Lease, PKY FUND II PHOENIX I, LLC, a Delaware limited liability company (“Ferry I Building Owner”), an affiliate of Lessor, owns the Ferry I Building;

WHEREAS, Lessor and Lessee desire to extend the Lease Term and to expand the Original Premises to include the Expansion Premises (as hereinafter defined) in the Ferry II Building; and,

WHEREAS, Lessor and Lessee desire to enter into this Second Amendment to set forth the terms and conditions upon which the Lease Term shall be extended and upon which the Expansion Premises shall be added to the Original Premises. In addition, Lessor and Lessee desire to set forth certain changes in the terms of the Lease upon which Lessee shall hold and occupy the Original Premises and the Expansion Premises.

NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth, Lessor and Lessee agree as follows:

1. Incorporation of Recitals; Defined Terms. The Recitals set forth above are deemed to be true and accurate in all respects and are hereby incorporated into this Second Amendment by this reference. Capitalized terms used in this Second Amendment shall have the same meanings as ascribed to them in the Lease unless otherwise expressly defined in this Second Amendment. In the event of any conflict between the terms of the Lease and the terms of this Second Amendment, the terms of this Second Amendment shall govern and control.

2. Effective Date. This Second Amendment shall be effective on that date when Lessor has delivered to Lessee a fully executed copy of this Second Amendment (the “Effective Date”).

3. Lease Term; New Termination Date. The Lease Term Lease is hereby renewed for a period of one hundred thirty-one (131) months (the “Extended Lease Term”) commencing on February 1, 2014 and expiring on December 31, 2024 (the “Termination Date”), unless otherwise sooner terminated as provided in the Lease.

1

4. Original Premises. Lessor and Lessee acknowledge that Lessee has heretofore been, and currently (i.e., as of the date of Lessee’s execution of this Second Amendment) is and remains, in lawful possession of the Original Premises, which consists of approximately 51,204 square feet of Rentable Area and 46,592 square feet of Usable Area on the third (3rd) and fourth (4th) floors of the Ferry II Building.

5. Delivery of the Expansion Premises in Installments.

The First Expansion Premises and the Second Expansion Premises shall be collectively referred to herein as the “Expansion Premises”. Lessor hereby leases to Lessee and Lessee hereby leases from Lessor the Expansion Premises, subject to all of the terms and conditions of this Second Amendment and of the Lease. Subject to the provisions and limitations set forth in Sections 6 and 7, below, Lessee agrees to accept possession of the Expansion Premises as and when the First Installment Space, the Second Installment Space, and the Second Expansion Space (each being hereinafter referred to as an “Installment Space”) become available for occupancy, and delivery of possession of each Installment Space shall be deemed to occur, upon Lessor’s delivery of written notice to Lessee that the Installment Space is available for occupancy (the actual date that notice is delivered by Lessor that the Installment Space is available for occupancy shall be hereinafter referred to the “Commencement Date” for the Installment Space being delivered pursuant to such notice). As of the applicable Commencement Date: (i) the Installment Space delivered to Lessee shall be added to the Original Premises and, as such, Article V of the Basic Lease Information shall be amended as of said date to reflect that the “Premises” shall consist of the square feet of Rentable Area consisting of the Original Premises and the Installment Space delivered as of said date; (ii) any reference in this Second Amendment and the Lease to the “Premises”, unless the context requires otherwise, shall mean the Original Premises and the Installment Space delivered as of said date; and (iii) Lessee’s Pro Rata Share of Ferry II Building expenses, including, without limitation, Excess Operating Costs and Excess Real Estate Taxes, shall be adjusted to reflect the inclusion of the Installment Space and, as such, Article IX of the Basic Lease Information is amended to reflect same. Subject to the abatement set forth in Section 8(b), below, commencing on that date which is: (i) for the First Installment Space, the earlier of (a) one hundred twenty (120) days following the Commencement Date, or (b) Lessee’s occupancy of the First Installment Space, and (ii) for the Second Installment Space and the Second Expansion Premises, one hundred twenty (120) days following the applicable Commencement Date (each date being hereinafter referred to as a “Rent Commencement Date”), Lessee shall pay monthly Base Rental (exclusive of applicable sales and transaction privilege taxes due thereon) in accordance with the schedule set forth in Section 8(a), below.

Each Installment Space has been measured in accordance with BOMA’s Standard Method of Measuring Floor Area in Office Buildings (ANSI/BOMA Z.65.1-1996), as modified by Lessor for uniform use in the Building (“BOMA Standard”). Any statement of Rentable Area or Usable Area set forth in this Second Amendment, or that may have been used in calculating the Rent hereunder, is an approximation which Lessor and Lessee agree is reasonable and the Rent based herein is not subject to revision whether or not the actual square footage is more or less, and shall be final and binding on Lessor and Lessee. Upon request by Lessor following the applicable Commencement Date for an Installment Space, Lessee shall execute and deliver to Lessor a commencement date certificate, in form and substance reasonably acceptable to Lessor and Lessee, confirming the actual Commencement Date of a particular Installment Space; however, the Commencement Date shall be determined in accordance with this Second Amendment regardless of whether such a certificate is actually executed and delivered by Lessee. Lessee’s acceptance of an Installment Space shall constitute the agreement of Lessee that the applicable Installment Space is in the condition required by this Second Amendment, subject to the completion of Punch List (as hereinafter defined) items, if any. Within five (5) business days following the delivery of

2

an Installment Space, Lessee and Lessor shall set a mutually acceptable time for Lessee and Lessor and Lessor’s architect and/or engineer to inspect the Installment Space (the “Walk Through”), at which time Lessee shall prepare and submit to Lessor a punch list of items requiring correction with regard to the specific improvements that were required to be performed by Lessor as a condition to the delivery of the Installment Space in accordance with this Second Amendment (the “Punch List”). The Punch List shall be delivered to Lessor no later than five (5) business days following the date that the Walk Through occurs. Upon Lessor’s delivery of an Installment Space, the Installment Space shall be deemed by Tenant to be satisfactorily completed, except to the extent noted in the Punch List and any latent defects to the extent provided below, and Lessee waives any and all defects therein. Lessor shall correct and complete the items on such Punch List promptly after such notice from Lessee, in such a manner as shall not unreasonably interfere with the conduct by Lessee of its business operations in the Installment Space. Lessor shall repair any latent defects to an Installment Space which are reported by Lessee to Lessor within three (3) months of the applicable Commencement Date of said Installment Space. Notwithstanding the foregoing, Lessor shall be responsible for complying with laws, ordinances, rules, and regulations, including the ADA, that apply, as of the date the respective Commencement Date. Lessee’s acceptance of an Installment Space shall not constitute a waiver of Lessor’s maintenance and repair obligations set forth in Section 9.1 of the Original Lease.

Lessee shall hold and occupy the Expansion Premises upon all of the terms and conditions of the Lease as amended by this Second Amendment and, in the event of any inconsistency between the Lease and terms of this Second Amendment, the provisions of this Second Amendment shall control. Lessee acknowledges and agrees that neither Lessor nor Lessor’s representatives, agents, brokers or employees have made any representation or warranty as to the present or future suitability of the Expansion Premises for the conduct of Lessee’s business or that Lessee’s proposed use of the Expansion Premises or its manner of operation comply with applicable laws or regulations governing the use and occupancy of the Expansion Premises. Lessor and Lessor’s representatives, agents, brokers or employees shall not, under any circumstances, be obliged to investigate or confirm the permissibility, propriety or legality of Lessee’s proposed use. Notwithstanding anything set forth herein or in the Lease to the contrary, the Lease Term as to the Original Premises and Expansion Premises shall be coterminous and shall expire on the Termination Date, as amended herein, unless the Lease is otherwise terminated prior thereto pursuant to the terms and conditions of the Lease or this Second Amendment.

6. First Expansion Premises.

(a) First Expansion Premises. “First Expansion Premises” shall be defined as the ground floor of Ferry II Building consisting of approximately 22,910 square feet of Rentable Area, plus, the adjacent space consisting of approximately 1,140 square feet for an outdoor patio in the area identified on Exhibit “C” (the “Patio Area”). Lessee’s use of the Patio Area shall be subject to those provisions set forth in Exhibit “B” attached hereto.

(b) Delivery of Installment Spaces within First Expansion Premises. Lessee hereby acknowledges that Lessor is leasing the First Expansion Premises to Lessee in its current “AS IS, WHERE IS” condition with the shell and core construction completed as set forth in Exhibit “D”, without any obligation to alter, remodel, improve, repair or decorate any part of the First Expansion Premises. The First Expansion Premises shall consist of the First Installment Space and the Second Installment Space, which shall be delivered in accordance in the following provisions:

(i) First Installment Space. Lessor will deliver and Lessee will accept Lessor’s delivery of the Installment Space consisting of approximately 2,512 square feet identified on Exhibit “A” (the “First Installment Space”) on the Effective Date and as such the Commencement Date for the First Installment Space shall be the Effective Date.

3

(ii) Second Installment Space. Lessor will deliver and Lessee will accept Lessor’s delivery of the Installment Space consisting of approximately 20,398 square feet of Rentable Area identified on Exhibit “C” and the Patio Area (collectively, the “Second Installment Space”) on that date that Lessor delivers notice to Lessee that the Second Installment Space is vacant and is available for Lessee’s use and occupancy. Lessor anticipates that it will be in the position to deliver possession of the Second Installment Space in accordance with this Second Amendment on approximately August 1, 2013 (the “Target Second Installment Commencement Date”). In the event of the inability of Lessor to deliver possession of the Second Installment Space by the Target Second Installment Commencement Date for any reason whatsoever, neither Lessor nor its agents shall be liable for any damage caused thereby, nor shall Lessor be deemed in default under the Lease or the Lease thereby become void or voidable. If Lessor has not entered into a lease termination or relocation with the tenant currently occupying a portion of the Second Installment Space consisting of approximately 8,092 square feet of Rentable Area (the “Guardian Space”) within forty-five (45) days following the Effective Date, then either Lessor or Lessee shall have the right to terminate this Second Amendment by delivering written notice to the other of same and this Second Amendment shall thereafter become null and void and be of no further force or effect. Lessor shall make a commercially reasonable effort to obtain the lease termination and/or relocation for the Guardian Space as soon as possible and within forty-five (45) days after the Effective Date.

(c) Temporary Space. Ferry I Building Owner shall grant Lessee a license to temporarily occupy a portion of the Ferry I Building consisting of approximately 3,998 square feet of Rentable Area identified on Exhibit “E” (the “Temporary Space”) on the conditions set forth in this paragraph. The license granted in this paragraph is an accommodation to Lessee, and so neither Lessor nor Ferry I Building Owner is required to pay for or perform any work in connection with the Temporary Space except that Lessor and/or Ferry I Building Owner shall construct the Temporary Space pursuant to the space plan attached hereto as Exhibit “E-1”, and neither Lessor nor Ferry I Building Owner will incur any liabilities to Lessee in connection with this license or the Temporary Space, all of which are hereby irrevocably waived by Lessee. Unless extended pursuant to Section 7, below, the license granted in this paragraph shall expire upon the earlier of the following to occur (the “Surrender Date”): fifteen (15) days after the Commencement Date of the Second Installment Space. Lessee shall pay to Ferry I Building Owner base rental for the Temporary Space in the amount of $29.50 per square foot, per year, which base rental shall be abated in full provided that no default occurs under the Lease. Neither Lessor or Ferry I Building Owner nor Lessee will be required to make alterations to and/or or repair or maintain the Temporary Space, except that Lessee will be responsible for repairs and maintenance required as a result of any negligent or intentional misconduct by Lessee and/or its agents, employees, or contractors during that period that Lessee occupies the Temporary Space. Time is of the essence, and holding over will not be permitted unless an extension is granted pursuant to Section 7, below, or unless as otherwise specifically agreed to in writing by Lessor in its sole and absolute discretion. If Lessee holds over in the Temporary Space (i.e., fails to surrender the Temporary Space by the Surrender Date), in addition to any other remedies available to Lessor, Lessee will indemnify, defend and hold harmless Lessor and Ferry I Building Owner from all liabilities in connection therewith. Except as otherwise set forth in this paragraph, occupancy of the Temporary Space by Lessee shall be subject to all of the provisions of the Lease. Notwithstanding the foregoing, Lessor and/or Ferry I Building Owner reserve the right to relocate the Temporary Space to reasonably comparable space within the Project in the event that such relocation is necessary to accommodate a tenant relocation in connection with Lessor’s delivery of the Second Expansion Premises. Lessor and/or Ferry I Building Owner will give Lessee written notice of its intention to relocate the Premises, and Lessee will complete such relocation within thirty (30) days after receipt of such notice.

4

7. Second Expansion Premises. A general floor plan of the fifth (5th) floor of the Ferry II Building as it exists as of the date of this Lease is set forth in Exhibit “F” attached hereto. The “Second Expansion Premises” shall be a portion of the fifth (5th) floor of the Ferry II Building consisting of no less than approximately 10,000 square feet of contiguous Rentable Area. Lessee hereby acknowledges that Lessor is leasing the Second Expansion Premises to Lessee in its current “AS IS, WHERE IS” condition with the shell and core construction completed in accordance with Exhibit “F”, without any obligation to alter, remodel, improve, repair or decorate any part of the Second Expansion Premises. Lessor anticipates that it will be in the position to deliver possession of the Second Expansion Premises to Lessee in accordance with this Second Amendment on or before November 1, 2013 (the “Second Expansion Delivery Deadline”). Lessor will deliver written notice to Lessee on or before August 1, 2013, which notice shall provide the following: (i) confirm whether Lessor will or will not be able to deliver possession of the Second Expansion Premises to Lessee by the Second Expansion Delivery Deadline; and (ii) identify any other space on the fifth (5th) floor of the Ferry II Building that Lessor anticipates being able to deliver to Lessee by Second Expansion Delivery Deadline (the “Additional Fifth Floor Expansion Space” which shall be thereafter deemed a part of the Second Expansion Premises and subject to the same provisions related thereto).

Notwithstanding anything set forth herein to the contrary, in the event that Lessor is unable to deliver the Second Installment Space and Second Expansion Premises to Lessee in accordance with this Second Amendment by the Second Expansion Delivery Deadline, then Lessee, in Lessee’s sole and absolute discretion, may at any time within thirty (30) days after the Second Expansion Delivery Deadline deliver written notice to Lessor indicating that Lessee no longer desires to receive possession of the Second Installment Space and the Second Expansion Premises (the “Lessee’s Rejection Notice”). If Lessee timely delivers Lessee’s Rejection Notice, then Lessor shall no longer have the obligation to deliver the Second Installment Space and the Second Expansion Premises to Lessee and Lessee shall no longer have any rights thereto. In addition, the parties agree that, for that portion of the Premises (i.e., the Original Premises and the Installment Spaces that have been delivered prior to said date) then delivered to Lessee, the Lease shall continue in full force and effect through that date specified in Lessee’s Rejection Notice (the “Anticipated Termination Date”); provided, however, in no event shall the Anticipated Termination Date be a date that is less than twelve (12) months after the delivery of the Lessee’s Rejection Notice and be a date that is greater than twenty-four (24) months after the delivery of the Lessee’s Rejection Notice.

In the event that Lessee timely delivers Lessee’s Rejection Notice, Ferry I Building Owner shall agree to extend the license granted to Lessee under Section 6(c), above, and Lessor shall grant Lessee a license to temporarily occupy another portion of the Ferry II Building consisting of approximately 6,384 square feet of Rentable Area identified on Exhibit “J” (the “Davis Suite”, which, together with the Temporary Space shall be hereinafter referred to as the “Additional Temporary Space”) on the conditions set forth in this paragraph. The license granted in this paragraph is an accommodation to Lessee, and so neither Lessor nor Ferry I Building Owner is required to pay for or perform any work in connection with the Additional Temporary Space, and neither Lessor nor Ferry I Building Owner will incur any liabilities to Lessee in connection with this license or the Additional Temporary Space, all of which are hereby irrevocably waived by Lessee. The license granted in this paragraph shall expire on the Anticipated Termination Date. Neither Lessor or Ferry I Building Owner nor Lessee will be required to make alterations to and/or or repair or maintain the Additional Temporary Space, except that Lessee will be responsible for repairs and maintenance required as a result of any negligent or intentional misconduct by Lessee and/or its agents, employees, or contractors during that period that Lessee occupies the Additional Temporary Space. Time is of the essence, and holding over will not be permitted unless otherwise specifically agreed to in writing by Lessor in its sole and absolute discretion. If Lessee holds over in the Additional Temporary Space (i.e., fails to surrender the Additional Temporary Space by the Anticipated Termination Date), in addition to any other remedies available to Lessor, Lessee will indemnify, defend and hold harmless Lessor and Ferry I Building Owner from all liabilities in connection therewith. Except as otherwise set forth in this paragraph, occupancy of the Additional Temporary Space by Lessee shall be subject to all of the provisions of the Lease.

5

Commencing on the date of Lessee’s Rejection Notice and continuing through the Anticipated Termination Date, Lessee shall pay monthly Base Rental (exclusive of applicable sales and transaction privilege taxes due thereon) for the Premises (i.e., the Original Premises and the Installment Spaces that have been delivered prior to said date) and the Additional Temporary Space (i.e., the Temporary Space and the Davis Suite) in accordance with the following schedule:

Period	$ Per RSF Per Year
From the date of Lessee’s Rejection Notice through the last day of the calendar month in which the first (1st) anniversary of Lessee’s Rejection Notice (the “1 Year Date”).	$29.50
From the 1 Year Date through the Anticipated Termination Date.	$30.25

Lessee shall surrender possession of the entire Premises and the Additional Temporary Space in the condition required under the Lease on or before the Anticipated Termination Date. The Lease shall be deemed terminated effective as of 5:00 PM (Arizona time) on the Anticipated Termination Date.

In the event that Lessee fails to timely deliver Lessee’s Rejection Notice, then Lessee shall be deemed to have waived its right to reject possession of the Second Installment Space and the Second Expansion Premises, in which event Lessee’s option to reject possession of the Second Installment Space and the Second Expansion Premises shall be deemed null and void and of no further force or effect.

8. Base Rental.

(a) Base Rental. Commencing on the Effective Date and continuing through the Termination Date, Lessee shall pay monthly Base Rental (exclusive of applicable sales and transaction privilege taxes due thereon) for the Premises (i.e., the Original Premises, the First Expansion Premises, and the Second Expansion Premises) in accordance with the following schedule:

Period	$ Per RSF Per Year
Effective Date – Month 20	$28.50
Month 21 – Month 32	$29.00
Month 33 – Month 44	$29.75
Month 45 – Month 56	$30.50
Month 57 – Month 68	$31.25
Month 69 – Month 80	$32.00
Month 81 – Month 92	$32.75
Month 93 – Month 104	$33.50
Month 105 – Month 116	$34.25
Month 117 – Month 128	$35.00
Month 129 – Termination Date	$35.75

6

(b) Conditional Abatement of Base Rental.

(i) Original Premises. Lessor grants to Lessee an abatement in payment of Base Rental payable with respect to the Original Premises in the amount of $1,580,923.50, which Lessor shall apply and credit towards the payment of Base Rental for the Original Premises due and payable for the first full thirteen (13) calendar months from the Effective Date.

(ii) First Installment Space. Lessor grants to Lessee an abatement in payment of Base Rental payable with respect to the First Installment Space in the amount of $71,592.00, which Lessor shall apply and credit towards the payment of Base Rental for the First Installment Space due and payable for the first full twelve (12) calendar months from the Rent Commencement Date of the First Installment Space.

(iii) Second Installment Space and Second Expansion Premises. Lessor grants to Lessee an abatement in payment of Base Rental payable with respect to the Second Installment Space and the Second Expansion Premises in the amount equal to the product of (i) multiplying the per square foot rental rate/per year in the second column in the schedule set forth in Section 8(a), above, for the applicable period in which Lessee’s rentable obligations are to commence in accordance with Section 6(b)(ii) and Section 7, above, by the number of square feet of Rentable Area in the Installment Space and (ii) taking the result from (i) and dividing that by 12, the result of which Lessor shall apply and credit towards the payment of Base Rental for the Installment Space due and payable as follows (i) for the first full twelve (12) calendar months from the Rent Commencement Date for the Second Installment Space, and (ii) for the first full eight (8) calendar months from the Second Expansion Premises Rent Commencement Date. By way of example, if the Second Installment Space is delivered to Lessee on April 1, 2013, the Commencement Date for the Second Installment Space shall be April 1, 2013 and the Rent Commencement Date shall be August 1, 2013 and, in the event that the said Commencement Date occurs during Lease Year 1, Lessee shall commence paying monthly Base Rental (exclusive of applicable sales and transaction privilege taxes due thereon) for the Second Installment Space on said date in the amount of $11,875.00 per month ($28.50 x 20,398 = $581,343.00 / 12 = $48,445.25); provided, however, Lessee shall receive a credit towards the payment of Base Rental for the Second Installment Space in the amount of $581,343.00, calculated as follows: $48,445.25 x 12 months = $581,343.00.

(c) General Conditions to Base Rental Abatement. The abatement of monthly Base Rental set forth in Section 8(b), above, is conditioned upon Lessee’s full and timely performance of all of its obligations under the Lease and this Second Amendment. If Lessee fails to pay any monthly installment of Base Rental in full, when due under the Lease (beyond any applicable notice and cure period), time being of the essence, or if Lessee is otherwise in default under the Lease beyond any applicable notice and cure period, then (i) any further abatement of monthly Base Rental shall immediately terminate, (ii) Lessor may declare the monthly Base Rental which has been abated through the date of the default immediately due and payable without any notice, demand or delay, notwithstanding any subsequent cure of said breach or default by Lessee, and (iii) Lessor may pursue any and all rights permitted under the Lease, at law, or in equity, including, but not limited to, assessing a late charge, claims for interest, court costs, and attorneys’ fees. The acceptance by Lessor of Rent or the cure of the breach or default which initiated the operation of this subpart (c) shall not be deemed a waiver by Lessor of the provisions of this subpart (c) unless specifically so stated in writing by Lessor at the time of such acceptance.

(d) Additional Rent Payable During Abated Months. Lessee shall pay to Lessor all additional rent due and payable under the Lease, including, but not limited to, Lessee’s Pro-Rata Share of Building expenses for the Ferry II Building, which include, but are not limited to, Excess Operating Costs and Excess Real Estate Taxes, and all other sums due under the Lease in accordance with the Lease.

7

(e) Fitness Center. Subject to the terms and condition set forth herein, Lessee’s employees shall have a license to use the fitness center located in the R-2 building in the Project (74 East Rio Salado Parkway) at no cost to Lessee or Lessee’s employees during the Lease Term; provided that, each employee complete and return a fitness center application to Lessor, the form of which is attached hereto as Exhibit “G”, prior to its use of the fitness center. With regard to said fitness center, it is acknowledged and agreed as follows that: (i) Lessor may at any time, upon fifteen (15) days prior written notice, discontinue providing such fitness center facilities without liability or obligation of any kind to Lessee or to any of Lessee’s employees; (ii) Lessor also has the right from time to time to determine and change, alter or eliminate the type of equipment which will be available; (iii) Lessor may at any time, and from time to time issue rules and regulations concerning the use and enjoyment of the fitness center facilities (including but not limited to the days and hours during which the fitness will be available to members), and all members agree to conform to and abide by all such rules and regulations; provided that such rules and regulations shall be promptly provided to Lessee’s employees who use the fitness center; and (iii) the fitness center facilities are being provided by Lessor, and shall be used by members, with the express understanding and agreement that Lessor shall not be liable to Lessee arising out of their employee’s use and enjoyment of the facilities.

9. Right of First Offer.

(a) Subject to the terms and conditions of this Section, Lessor hereby grants to Lessee a continuing right of first offer to lease any space that becomes available in Ferry II Building that contains 10,000 contiguous square feet of space or greater and, in the event that the Second Expansion Premises is delivered to Lessee in accordance with Section 7, above, a continuing right of first offer to lease space that becomes available on the fifth (5th) floor of the Ferry II Building regardless of the square feet of the space (each being referred to herein as a “First Offer Space”).

(b) Notwithstanding anything to the contrary contained in this Section 9, Lessee’s right of first offer shall only apply with respect to First Offer Space when (i) such space becomes (or will become) available for lease (as reasonably determined by Lessor) after the expiration or sooner termination of Lessor’s lease of such space to the lessee thereof existing as of the date of execution of this Second Amendment, as such existing lease may be extended (whether or not pursuant to formal extension or renewal provisions in such existing lease), and (ii) no other lessee of space within the Ferry Building II desires to lease all or any portion of such space pursuant to either (1) the exercise of a first offer, expansion, or similar right contained in such lessee’s lease, or (2) the lease by such lessee (or its affiliate, successor, or assignee) of any space (or portion thereof) which was included in any expansion, first offer, or similar right contained in such lessee’s lease whether or not pursuant to the exercise of such right, so long as the terms of such lease are agreed to by Lessor and such party prior to the termination of such right contained in such lease. From and after the Effective Date, Lessor agrees not to offer or grant to any other lessee within the Ferry II Building, a first offer, expansion or similar right that would be superior to Lessee’s rights as to the First Offer Space as set forth herein.

(c) Lessor shall give written notice (the “First Offer Notice”) to Lessee of the availability of the First Offer Space (which notice for the First Offer Space can be given at any time prior to the date the First Offer Space are to be vacated by the current lessee) specifying that the First Offer Space or specified portion thereof identified in the First Offer Notice is available for lease by Lessee pursuant to the provisions of this Section 9. Any such First Offer Notice delivered by Lessor in accordance with the provisions of this Section 9(c) shall set forth Lessor’s calculation of the Rentable Area and Usable Area of such First Offer Space, as determined in accordance with the BOMA Standard. Lessee shall have until ten (10) business days after receipt of the First Offer Notice in which to exercise Lessee’s right to lease the First Offer Space pursuant to the following terms and conditions:

8

(i) (a) If Lessee elects to lease any First Offer Space pursuant to the terms of this Section 9 prior to June 30, 2014, or (b) except as otherwise provided for herein, if, at any time during the Lease Term, Lessee elects to lease any First Offer Space that would allow Lessee to collectively occupy up to 100,000 square feet of Rentable Area (the “Desired Collective Square Footage”), the base rental of the First Offer Space shall be based on the same economic and non-economic terms as set forth in the Lease, as amended hereby, excluding only the amount of the Tenant Improvement Allowance which shall have already been allocated as of Lessee’s election to lease the First Offer Space.

(ii) If Lessee elects to lease any First Offer Space pursuant to the terms of this Section 9 on or after June 30, 2014 (excluding the Desired Collective Square Footage), the base rental of the First Offer Space shall be based on the following economic terms (it being acknowledged and agreed to by the parties that all other non-economic terms for Lessee’s lease of such First Offer Space shall be upon the same non-economic terms as set forth in this Lease to the extent not modified by or inconsistent with this Section 9): (w) the anticipated date upon which such First Offer Space will be available for lease by Lessee following the expiration or termination of Lessor’s then existing lease of such space, the build-out time for Lessee to construct improvements and fixturize such First Offer Space following Lessor’s delivery of such First Offer Space to Lessee, which shall be determined as part of the fair market rent for such First Offer Space, and the anticipated commencement date therefor (with the actual commencement date to be determined as set forth in Section 9(d) below); (x) the base rental payable for such First Offer Space, which shall be equal to the fair market rent for such First Offer Space set forth in the First Offer Notice (as determined by Lessor and Lessee); (y) the term of the lease for such First Offer Space, which shall in all events be coterminous with the Lease Term; and (z) all other monetary and non-monetary concessions (if any) to be provided by Lessor for such First Offer Space, which shall be determined as part of the fair market rent for such First Offer Space. With respect to (x) above, the parties shall use best efforts to determine the fair market value rent for such First Offer Space within thirty (30) days of Lessee’s election to lease any First Offer Space; in the event that the parties cannot agree on such fair market value during the 30-day period, the parties shall promptly appoint a broker or appraiser to determine such fair market value; in the event that the parties cannot agree on a broker or appraiser to appoint within five (5) business days following the expiration of the 30-day period, each party shall appoint a broker or appraiser and those two brokers and/or appraisers shall select a third broker or appraiser, who shall determine such fair market value. The parties agree that the determination of such third broker or appraiser shall be binding on both parties.

(d) Except as otherwise provided for herein, if Lessee leases any First Offer Space pursuant to the terms of this Section 9, Lessee shall take such First Offer Space in its “AS IS” condition as of the date of delivery of such space by Lessor to Lessee and the construction of improvements in such First Offer Space shall be Lessee’s sole responsibility, with any such construction to comply with the terms of Article 10 of the Original Lease.

(e) If Lessee timely exercises Lessee’s right to lease any First Offer Space as set forth herein, then, within thirty (30) days thereafter, Lessor and Lessee shall execute an amendment to the Lease to provide for Lessee’s lease of the First Offer Space upon the terms and conditions as set forth in this Section 9. Lessor shall deliver possession of the First Offer Space to Lessee, and Lessee shall accept the same, upon the date that Lessor delivers possession of the First Offer Space to Lessee for Lessee’s occupancy (the “First Offer Space Commencement Date”). Lessee’s occupancy of the First Offer Space shall constitute Lessee’s agreement that the First Offer Space is in good condition and repair and, subject to Lessor’s obligations under the Lease, that Lessee waives any and all defects therein. Lessee shall begin to pay base rental on the First Offer Space on the First Offer Space Commencement Date. Lessee’s obligation to pay base rental for the First Offer Space shall commence on that date which is one hundred twenty (120) days after the First Offer Space Commencement Date.

9

(f) If Lessee wishes to exercise Lessee’s right of first offer with respect to any First Offer Space described in a First Offer Notice, then within ten (10) business days of Lessee’s receipt of such First Offer Notice to Lessee, Lessee shall deliver written notice to Lessor (“Lessee’s Election Notice”) pursuant to which Lessee shall elect one of the following: (i) lease the entire First Offer Space identified in such First Offer Notice upon the terms contained in such First Offer Notice; (ii) lease a portion of the First Offer Space identified in such First Offer Notice upon the terms contained in such First Offer Notice; or (iii) refuse to lease such First Offer Space identified in such First Offer Notice, specifying that Lessee is not interested in exercising its right of first offer for such First Offer Space at that time, in which event Lessee’s right of first offer with respect to the First Offer Space identified in the First Offer Notice shall terminate and be of no further force or effect, and Lessor shall be free to lease the First Offer Space identified in the First Offer Notice (or any portion thereof) to anyone to whom Lessor desires on any terms Lessor desires. If Lessee does not deliver Lessee’s Election Notice to Lessor electing one of the options in clauses (i), (ii) or (iii) hereinabove within said ten (10) business day period, then Lessee shall be deemed to have elected the option in clause (iii) and Lessee shall have no further rights with respect to the First Offer Space. Lessor’s obligation to deliver a First Offer Notice to Lessee shall not apply during the last two (2) years of the Lease Term, as extended herein, unless Lessee has previously delivered to Lessor the Exercise Notice extending the initial Lease Term.

(g) The rights contained in this Section 9 are personal to “Lessee” or any permitted transferee under Section 20.6 of the Original Lease and shall not inure to the benefit of, and may not be exercised by any unauthorized assignee (whether by change in ownership or control or otherwise) or for the use or benefit of any unauthorized sublessee of the Premises. At Lessor’s option, in addition to Lessor’s other remedies set forth in the Lease, Lessee shall not have the right to lease the applicable First Offer Space, as provided in this Section 9, if, as of the date of the attempted exercise of such right of first offer by Lessee, or as of the scheduled date of delivery of such First Offer Space to Lessee, Lessee is in monetary or material non-monetary default under this Lease after the expiration of any applicable notice and cure period.

10. Early Termination Rights. Notwithstanding anything to the contrary in the Lease, provided no uncured default or breach shall then be in effect under the Lease either (i) as of the date of Lessee’s delivery of the First Notice of Termination (as hereinafter defined) or the Second Notice of Termination (as hereinafter defined), as applicable, or (ii) as of the First Early Termination Date (as hereinafter defined) or the Second Early Termination Date (as hereinafter defined), as applicable, Lessee shall have (x) a one-time right to terminate the Lease for up to 25,602 square feet of Rentable Area, effective January 31, 2018 (the “First Early Termination Date”), and (y) a one-time right to terminate the Lease for all or a portion of the Premises occupied by Lessee as of Second Early Termination Date, effective January 31, 2020 (the “Second Early Termination Date”). Lessee shall exercise its early termination rights granted under this Section 10 by delivering written notice to Lessor of Lessee’s election to terminate this Lease (a “Notice of Termination”), which Notice of Termination, in order to be timely and effective, shall be given, if at all, no later than six (6) months prior to the First Early Termination Date or Second Early Termination Date, as applicable. Should Lessee elect to terminate this Lease as herein provided, Lessee shall, concurrently with, and as a condition to the effectiveness of Lessee’s Notice of Termination, pay to Lessor an amount equal to the then not yet amortized portion of any leasing commissions and Tenant Improvement Allowance payable by Lessor in connection with this Lease which remain (amortization to be on a straight line basis). Upon written request by Lessee, Lessor shall provide Lessee with Lessor’s determination of the amount payable with respect to said unamortized commissions and Tenant Improvement Allowance. The foregoing termination right is personal to the named Lessee or any permitted transferee under Section 20.6 of the Original Lease and shall be deemed revoked and of no further force and effect following any Transfer (except a Transfer permitted and performed in accordance with Section 20.6 of the Original Lease).

10

11. Permitted Use. Article XIII of the Basic Lease Information is amended to provide the entire Premises shall be used by Lessee under the Permitted Name as general office space consistent with Lessee’s business operations and other purposes incident and ancillary thereto and for no other purpose whatsoever.

12. Operating Expenses; Expense Stop (Yearly).

(a) From and after the Effective Date, Article XII of the Basic Lease Information is hereby deleted and the following is substituted in lieu thereof:

“BASE YEAR OPERATING COSTS: An amount per square foot of Rentable Area equal to the actual Operating Costs (as defined in the Lease) for the 2013 calendar year (the “Base Year”). Lessee shall not be entitled to a credit or reduction of Base Rental by reason of the actual Operating Costs for any calendar year being less than the Base Year Operating Costs.

REAL ESTATE TAX EXPENSE STOP: Lessee is hereby advised that the tax abatement under the Master Lease is scheduled to expire in 2015. In the event that the tax abatement under the Master Lease expires by its own terms in 2015, the “Real Estate Tax Base Year” shall be an amount per square foot of Rentable Area equal to the actual 2015 real estate taxes for the Building. However, Lessor is currently negotiating with the City of Tempe to extend the term of the tax abatement under the Master Lease. In the event that Lessor is successful in negotiating an extension to the tax abatement under the Master Lease, the Real Estate Tax Base Year shall be the calendar year in which the tax abatement under the Master Lease actually expires adjusted to reflect a 12-month calendar year. Lessee shall not be entitled to a credit or reduction of Base Rental by reason of the actual Real Estate Taxes for any calendar year being less than the Real Estate Tax Base Year.”

(b) From and after the Effective Date, Section 4.2 of the Original Lease is hereby deleted and the following is substituted in lieu thereof:

“Monthly Impound. Prior to January 1 of each calendar year of the Lease Term after the Base Year, Lessor shall prepare or cause to be prepared in good faith an estimate of the total Operating Costs and Real Estate Taxes for the upcoming calendar year (or the remaining portion thereof). If Lessee’s Pro-Rata Share of the estimated Operating Costs exceeds the Base Year Operating Costs (such excess shall hereinafter be referred to as “Excess Operating Costs”) and/or if Lessee’s Pro-Rata Share of the estimated Real Estate Tax exceeds the Real Estate Tax Expense Stop (such excess shall hereinafter be referred to as “Excess Real Estate Taxes”), Lessee shall pay, concurrently with the monthly Base Rental payments, an amount equal to one-twelfth (1/12) of the estimated amount of Tenant’s Pro-Rata Share of such Excess Operating Costs and Excess Real Estate Taxes. Within five (5) months after the expiration of such calendar year, Lessor shall furnish Lessee with a statement setting forth in reasonable detail the Operating Costs and Real Estate Taxes for such calendar year. If the estimated amount paid by Lessee towards Excess Operating Costs and/or Excess Real Estate estimated amount paid by Lessee towards Excess Operating Costs and/or Excess Real Estate Taxes for such calendar year as provided for above is greater than Tenant’s Pro-Rata Share of the actual

11

excess as set forth in the statement delivered by Lessor to Tenant for such calendar year, then Lessor shall credit the additional amount paid by Tenant toward the next installments of Base Rental, or, if at the end of the Lease Term, reimburse said amount to Lessee within thirty (30) days after receiving a written request for reimbursement from Lessee. If the estimated amount paid by Lessee is less than the actual amount of Lessee’s Pro-Rata Share of the Excess Operating Costs and/or Excess Real Estate Taxes, then Lessee shall pay the additional amount to Lessor on or before thirty (30) days after receipt by Lessee of said settlement. If the Lease Term terminates on other than the last day of a calendar year, Lessee’s Pro-Rata Share of Excess Operating Costs and Excess Real Estate Taxes for the year in which this Lease terminates shall be prorated on a per diem basis (based on a 365-day year). If Lessor’s statement for said final year of this Lease discloses that Lessee has underpaid or overpaid Tenant’s Pro-Rata Share, then Lessor or Lessee, as the case may be, shall remit the difference to the other party on or before fifteen (15) days after Lessee’s receipt of said statement (or Lessor may apply the same against any past due amounts Lessee may owe to Lessor). The provision of this Section shall survive the expiration or termination of this Lease.”

(c) From and after the Effective Date, notwithstanding anything set forth in the Lease to the contrary, the term “Excess Operating Costs” shall mean and refer to Lessee’s Pro-Rata Share of Excess Operating and Lessee’s Pro-Rata Share of Excess Real Estate Taxes, as the context requires.

13. Excess Utilities. Notwithstanding anything set forth in the Lease, except as provided in Article 4 and Section 8.2 of the Original Lease, Lessor shall furnish electric current to the Premises twenty-four (24) hours per day, three hundred sixty-five (365) days per year. Notwithstanding the foregoing, in the event that Lessee uses water, electricity, heat, or HVAC in excess of that required to be supplied by Lessor under the Lease during normal business hours, Lessee shall pay Lessor for all costs of the excess utility service (equal to the actual amounts chargeable to Lessor) (the “Excess Utilities Cost”). The Excess Utilities Cost payable by Lessee shall be paid to Lessor as additional rent within ten (10) business days following Lessee’s receipt of Lessor’s invoice therefor. Lessee’s failure to pay the Excess Utilities Costs within such fifteen (15) business day period shall constitute a default under Section 29.1.2. of the Original Lease.

14. Supplemental HVAC Equipment. Notwithstanding anything set forth herein or in the Lease to the contrary, in the event that the level of occupancy of the Premises, or any machinery or equipment located in the Premises, creates unusual demands on the HVAC system serving the Premises, then Lessee may install, and Lessor may require that Lessee install, its own supplemental HVAC unit(s) (“Supplemental HVAC Equipment”) in the Premises. The installation of Supplemental HVAC Equipment in the Premises shall be at Lessee’s sole expense, and shall include the installation of a submeter to monitor the electricity used by the Supplemental HVAC Equipment. Prior to installing any Supplemental HVAC Equipment in the Premises, Lessee shall provide Lessor with plans and specifications for same and obtain Lessor’s written approval, which shall not be unreasonably withheld or delayed. Upon receiving such approval, Lessee shall install the Supplemental HVAC Equipment in compliance with laws, including all building, electrical, and safety codes, applicable to the Project. Prior to installing the Supplemental HVAC Equipment, Lessee shall obtain any permits or licenses that may be required in order to install and operate such equipment, and Lessee shall timely deliver copies of same to Lessor. In no event shall Lessee’s installation of the Supplemental HVAC Equipment damage the Premises or the Building, or interfere with the maintenance of the Building, or any system currently serving the Building, and Lessee shall pay to Lessor within ten (10) business days after Lessee’s receipt of lessor’s invoice for the cost of repairing any damage to the Building caused by such installation. Lessee shall notify Lessor upon completion of the installation of the Supplemental HVAC Equipment, and Lessor shall have five (5) business days after installation of the Supplemental HVAC Equipment during which to inspect its

12

installation. Lessee shall not commence operation of the Supplemental HVAC Equipment until Lessor has approved its installation, which Lessor shall be deemed to have done unless it delivers written notice of disapproval with reasonable detail therefor to Lessee within such five (5) business day period. Lessee shall be solely liable for any damages or injury arising out of the installation of the Supplemental HVAC Equipment, and Lessee’s indemnity of Lessor contained in the Lease shall specifically apply to the installation, operation, maintenance and removal of the Supplemental HVAC Equipment. During the Lease Term, Lessee shall be solely responsible for maintaining the Supplemental HVAC Equipment at Lessee’s sole expense, and Lessee shall reimburse Lessor for all electricity consumed by the Supplemental HVAC Equipment, as additional rent due hereunder, within fifteen (15) business days after Lessee’s receipt of Lessor’s invoice for same. Upon the expiration or earlier termination of this Lease, Lessee shall not be obligated to remove the Supplemental HVAC Equipment from the Premises, and shall not be obligated to repair any damage to the Premises or the Building caused by the installation or removal of such equipment.

15. Letter of Credit; Security Deposit. Within thirty (30) days after the Effective Date Lessor shall return the original Letter of Credit to Lessee and Article XVI of the Basic Lease Information and Article 5 of the Original Lease are amended to reflect that there shall be no Security Deposit.

16. Additional Option to Renew. The Renewal Options to extend the Lease Term provided for in Article X of the Basic Lease Information remain in effect and shall not be deemed to have been exercised by the execution of this Second Amendment (with the intent that the Renewal Options shall be exercised as provided for in Section 3.5 of the Original Lease prior to the expiration of the Lease Term, as said date is extended by the terms of this Second Amendment, and the Fair Market Rental Rate shall be 100% of the Fair Market Rental Rate determined in accordance with Section 3.5 of the Original Lease).

17. Parking Spaces. Article XVIII of the Basic Lease Information of the Lease is hereby deleted and the following is substituted in lieu thereof:

Type of Parking	Number of Spaces
Executive parking

Five-tenths (.5) space per one thousand (1,000) square feet of useable area of the Original Premises (rounded down for less than a full space);

Four-tenths (.4) space per one thousand (1,000) square feet of Rentable Area of the Expansion Premises.

Reserved—covered

One (1.0) space per one thousand (1,000) square feet of of useable area of the Original Premises (any number ending with .5 or less shall be rounded down, and greater than .5 shall be rounded up);

One and one-tenths (1.1) space per one thousand (1,000) square feet of Rentable Area of the Expansion Premises.

Unreserved – covered	Two and two-tenths (2.2) space per one thousand (1,000) square feet of Rentable Area (any number ending with .5 or less shall be rounded down, and greater than .5 shall be rounded up).

Rooftop –uncovered	One and three-tenths (1.3) space per one thousand (1,000) square feet of Rentable Area (any number ending with .5 or less shall be rounded down, and greater than ..5 shall be rounded up).

13

Subject to the terms and conditions of the Lease, as amended herein: (i) for each executive Parking Space, Lessee shall pay to Lessor $80.00 per space per month; (ii) for each reserved, covered Parking Space, Lessee shall pay to Lessor $60.00 per space per month; (iii) $40.00 for each unreserved Parking Space (covered or uncovered); and (iv) $0.00 for rooftop parking. The monthly rental for all Parking Spaces shall be subject to periodic adjustments in accordance with Section 18 of the Second Amendment.

Provided that no default, under any term, condition or obligation of this Lease exists at the time of the abatement provided below, Lessee’s monthly rental fees for the Parking Spaces shall be abated for the period commencing on the Effective Date and continuing through that date which is eighteen (18) calendar months following the Effective Date (the “Abated Parking Rental Fees”). The principal amount of the Abated Parking Rental Fees, together with interest thereon calculated at the rate of twelve percent (12%) per annum, compounded monthly, shall be amortized evenly over the Lease Term. So long as no uncured default occurs under the Lease, then upon Lessor’s receipt of the final monthly installment of Rent, Lessee shall have no liability to Lessor for the repayment of any portion of the Abated Parking Rental Fees. In the event of an uncured default, then in addition to all of Lessor’s other remedies available under the Lease, Lessee shall also become immediately liable to Lessor for the unamortized portion of the Abated Parking Rental Fees existing as of the date of such uncured Default, and interest shall accrue thereon at the Default Rate, defined below.

Notwithstanding the foregoing or anything contained herein to the contrary, at such time that any Installment Space becomes available for Lessee’s occupancy, Lessee shall have the right to use the number of Parking Spaces based on the overall ratio set forth hereinabove. For example, once Lessee takes possession of the First Installment Space, Lessee shall be given the correlating right to lease thirteen (13) additional Parking Spaces. Subject to availability, and further subject to Lessee obtaining Lessor’s prior consent, which consent shall not be unreasonably withheld, Lessee shall have the right to increase its ratio of executive Parking Spaces attributable to the Expansion Premises (i.e., four-tenths (.4) space per one thousand (1,000) square feet of Rentable Area) upon its acceptance of an Installment Space; provided, however, in the event that Lessee elects to do (and such increase is approved by Lessor in accordance with this Second Amendment), Lessee’s ratio of reserved Parking Spaces attributable to the Expansion Premises shall automatically decrease proportionately.

18. Parking Garage. Section 4.5 and Article 25 of the Original Lease are hereby deleted in their entirety and Article 25 of the Original Lease is replaced with the following in lieu thereof:

While Lessee is occupying the Premises and is not in default, Lessee shall have the right in common with other Lessees to use the Parking Spaces allocated in the Lease, subject to any applicable parking fees and rules and regulations promulgated from time to time. If requested by Lessor, Lessee shall execute a separate parking license agreement detailing Lessor’s and Lessee’s rights and obligations with respect to the Parking Spaces. Lessee shall be entitled to use only the number of spaces so allocated.

14

Nothing herein contained shall be construed to grant to Lessee any estate in real property nor the exclusive right to a particular Parking Space, but rather as a license only. Lessee acknowledges that the parking facility located adjacent to the Project (the “Parking Garage”) is owned by a third party (the “Parking Facility Owner”). Lessor has a right to grant the use of certain parking places within the Parking Garage to Lessees of the Project. The Parking Spaces provided to Lessee under this Lease are subject to the terms and conditions of Lessor’s rights with respect to such Parking Spaces. Lessee shall be entitled to use the Parking Spaces designated in this Lease unless and until it fails to pay the monthly rental for such Parking Spaces when due, which shall constitute a default under this Lease, and such rights shall be immediately suspended if all such monthly rental is not paid in full within five (5) business days after written notice to Lessee of such failure to pay, subject to all other remedies available within the Lease. Subject to other provisions in this Lease, Lessee’s right to use the Parking Spaces is expressly subject to any casualty loss, which results in Parking Spaces being unavailable, reasonable limitations on parking hours and operations, parking access card systems or similar access control devices, including stickers or other identification system established by Lessor or the Parking Facility Owner. Lessee shall be responsible for compliance with all rules and regulations applicable to the Parking Garage, underground parking facilities and surface parking. Lessee acknowledges that limited surface parking is available within the Project and that Lessee’s invitees will be entitled to use of the same on a non-exclusive basis for loading and unloading of passengers and for short term parking for periods of time designated by Lessor, provided that (i) Lessor may grant or permit exclusive use of portions of such surface parking area for the benefit of other lessees/tenants or occupants within or adjacent to the Project, and may install or permit the installation of parking meters for some or all of the surface parking area, and (ii) Lessee shall in any event cause its employees not to park on the surface parking expect as permitted hereunder. Parking areas shall be used only for parking of automobiles and small trucks but in no event shall recreational vehicles, boats or trailers be allowed while doing business at the Project or otherwise. Lessee will not park, or permit its employees or contractors to park, in any areas designated by Lessor or the Parking Facility Owner for parking by visitors or for the exclusive use of other Lessees or occupants of the Project or Hayden Ferry Lakeside. Lessor reserves the right to refuse parking rights to Lessee or any other person who fails to comply with the requirements set forth herein or in any separate Parking License Agreement or in any rules and regulations related to use of parking at the Project or in the Parking Garage; and any violation thereof shall subject the vehicle and the offending person to be removed or immobilized a such person’s expense. Failure to observe the rules and regulations shall terminate an individual’s right to use the parking facilities and subject the vehicle in violation to removal and/or impoundment. Parking stickers or other forms of identification supplied by Lessor or the Parking Facility Owner shall remain the property of Lessor or the Parking Facility Owner and not the property of a Lessee and are not transferable, except as expressly permitted by Lessor. A fee may be charged for parking access cards, identification stickers or other parking control devices or replacements thereof. The owner of the vehicle or its driver assumes all risk and responsibility for damage, loss or theft to vehicles, personal property or persons while such vehicle is in the Project or the Parking Garage. Generally, reserved parking in the Parking Garage will only be available during normal business hours. After such hours, holders of parking access cards will be allowed to us the Parking Garage, but will not be guaranteed the use of specific Parking Spaces in the Parking Garage. Lessee is advised that the Parking Garage will be available for public use both during and after

15

normal business hours and that sporting events and other activities in the vicinity of Hayden Ferry Lakeside may create a significant demand for spaces within the Project and Parking Garage. Effective January 1 of each year, Lessor or other Parking Garage owner (or their respective managers) shall have the right to increase from time to time the monthly rental for the Parking Spaces designated in Article VIII of the Basic Lease Information at a rate not to exceed the greater of (i) four percent (4%) per annum (compounded annually), or (ii) the increase over the course of the previously calendar year(s), if any, in the Consumer Price Index for all urban consumers, U.S. City Average, published by the United States Department of Commerce (base year 1982-1984 = 100) or any successor index thereto as hereinafter provided (“CPI”). If publication of the CPI is discontinued, or if the basis of calculating the CPI is materially changed, then Lessor shall substitute for the CPI comparable statistics as computed by an agency of The United States Government, or if none, by a substantial and responsible periodical or publication most closely approximating the result which would have been achieved by the CPI. If Lessor elects in its discretion not to increase parking rates for any given calendar year of the Lease term, Lessor does not waive its right to do so in later years at a rate that equals the total increase in the CPI for all preceding calendar years, or four percent (4%) per annum compounded, as the case may be.

19. Tenant Improvement Allowance. Lessee, at its sole cost and expense, will construct any desired improvements to the Premises for Lessee’s occupation and use (each a “Tenant Improvement” and collectively the “Tenant Improvements”), but Lessee will be entitled to reimbursement by Lessor in the form of a Tenant Improvement Allowance. Lessee may not make or cause to be made any Tenant Improvements without obtaining Lessor’s prior written consent, which consent may not be unreasonably withheld. Lessor retains the right, as a condition to any consent granted under this Section, to place conditions on its consent such as, but not limited to, requiring that any Tenant Improvements be constructed by Lessor’s pre-approved contractors, requiring that Lessee post sufficient security to assure completion of the Tenant Improvement beyond the Lessor’s Tenant Improvement Allowance, and conditions relating to insurance required to be carried by Lessee’s contractors. Subject to the terms and conditions of this Second Amendment, Lessee is solely responsible for all costs associated with any Tenant Improvements, and once any Tenant Improvements are commenced, Lessee must diligently and continuously pursue their completion. All Tenant Improvements must be performed in a good and workmanlike manner and in compliance with all laws, rules, ordinances, and regulations (now or hereafter in effect) of all governmental agencies and authorities. Further, Lessee shall comply with and shall cause its contractors to comply with the Construction Rules and Regulations attached hereto as Exhibit “K” and incorporated herein by this reference. Subject to Lessor’s prior approval, which approval shall not be unreasonably withheld, conditioned, or delayed, with respect to architectural and construction work to be performed at the Premises, Lessee shall have the right to undertake both “building standard” and “non-building standard” improvements. Lessee acknowledges and agrees that any review by Lessor of Lessee’s plans and specifications and/or right of approval exercised by Lessor with respect to Lessee’s architect and/or contractor is for Lessor’s benefit only and Lessor shall not, by virtue of such review or right of approval, be deemed to make any representation, warranty or acknowledgment to Lessee or to any other person or entity as to the adequacy of Lessee’s plans and specifications or as to the ability, capability or reputation of Lessee’s architect and/or contractor.

Commencing on (i) the Effective Date and continuing through the last day of the twelfth calendar month thereafter (the “First Improvement Period”), Lessor shall reimburse Lessee for the cost to construct any Tenant Improvements in the Premises (i.e., the Original Premises and/or the First Expansion Premises) commenced during the foregoing period, in cash in an amount equal to $35.00 per square foot of Rentable Area of the Original Premises and the First Expansion Premises, and (ii) the

16

Second Expansion Premises Commencement Date and continuing through the last day of the twelfth calendar month thereafter (the “Second Improvement Period”), Lessor shall reimburse Lessee for the cost to construct any Tenant Improvements in the Premises (i.e., the Original Premises, the First Expansion Premises, and/or the Second Expansion Premises) completed during the foregoing period in cash in an amount equal to $35.00 per square foot of Rentable Area of the Second Expansion Premises ($35.00 x 10,000) for a total of $350,000.00 (collectively, the “Tenant Improvement Allowance” and each disbursement of the Tenant Improvement Allowance shall be hereinafter referred to as an “Allowance Installment”). Notwithstanding anything set forth herein to the contrary, not more than $12.00 out of the $35.00 per square foot allotment shall be used to pay the cost of Lessee’s personal property, such as, furniture, fixtures and equipment (the “Allotment Restriction”). In other words, $23.00 out of the $35.00 per rentable square foot allotment must be applied towards the cost of designing and constructing the Tenant Improvements. Tenant Improvements shall include but are not limited to space planning costs, design and architectural fees, engineering costs, signage costs, the cost of permits, general costs, and costs to install telecom, back-up power, and cabling. Lessee shall only be entitled to payment by Lessor of an Allowance Installment if and when each and every one of the following five (5) conditions (collectively, the “Allowance Conditions”) are fully satisfied with respect to those Tenant Improvements that Lessee is seeking reimbursement for: (i) Lessee is not in default or breach in any material manner under the Lease; (ii) Lessee has provided Lessor with a written request for the applicable Allowance Installment; (iii) Lessee has provided Lessor with proof of expenditures for the amount to be reimbursed under the applicable Allowance Installment; (iv) the proof of expenditure show that Lessee is in compliance with the Allotment Restriction; and (v) Lessee has provided Lessor with full and final unconditional lien waivers from each and every one of Lessee’s contractors and subcontractors and suppliers who furnished labor and/or materials in connection with the performance of the applicable Tenant Improvements. If and when each and every one of the Allowance Conditions has been fully satisfied, Lessor will disburse to Lessee the requested Allowance Installment within fifteen (15) business days thereafter. Lessee will only be entitled to that portion of the Tenant Improvement Allowance for which Lessee has provided proof of expenditures and any of Lessee’s expenditures in excess of the Tenant Improvement Allowance and/or in excess of the Allotment Restriction will be at Lessee’s sole cost and expense. Lessor shall not charge Lessee a supervision or management fee in connection with Lessee’s construction of the Tenant Improvements. Lessee may request (and Lessor agrees to do so) that Lessor apply any unused portion of the Tenant Improvement Allowance (i.e., that portion of the Tenant Improvement Allowance not applied towards the cost of Tenant Improvements during the respective time period) towards the next payment(s) of Rent due under the Lease until the applicable Tenant Improvement Allowance is used in full. Notwithstanding anything to the contrary, the parties acknowledge that related to the (vacant shell) ground floor area of Ferry II Building consisting of approximately 8,434 square feet of Rentable Area, no HVAC equipment is currently installed to service this area. Lessor shall be responsible for the payment of installing standard HVAC equipment adequate to accommodate building standard office load in this area in an amount up to and not to exceed Ten and 00/100 Dollars ($10.00) per square foot of Rentable Area.

Notwithstanding anything set forth herein to the contrary, the Tenant Improvement Allowance with respect to the Second Expansion Premises only shall be reduced on a dollar-per-dollar basis in the amount of the actual costs, fees, and expenses incurred by Lessor to enter into lease terminations and to relocate the tenants who currently occupy the Second Expansion Premises. Lessee acknowledges that the relocation costs for individual tenants may vary depending on the specific demands of such tenant. For example, the aggregate cost to relocate one tenant may equal $10.00 per square foot, whereas, the aggregate cost to relocate another tenant may equal $20.00 per square foot. Accordingly, Lessee and Lessor agree that there shall be no per square foot cap on the cost to relocate such tenants. Rather, the actual costs, fees, and expenses incurred by Lessor to enter into lease terminations and to relocate the tenants who currently occupy the Second Expansion Premises shall be pooled together to create a single figure, such figure being hereinafter referred to as Lessor’s “Relocation Costs”. Notwithstanding the

17

foregoing, in the event Lessor successfully enters into a lease termination with a third-party tenant that occupies a portion of the Second Expansion Premises, but then subsequently benefits by placing such third-party tenant into one of Lessor’s other properties and such third-party tenant executes a lease (or amendment to an existing lease) affirmatively agreeing to occupy the replacement space for three (3) or more years (or extending its existing term for three (3) or more years), any costs related to such third-party tenant shall be expressly excluded from Lessor’s Relocation Costs. Further, notwithstanding anything set forth herein to the contrary, in no event shall Lessee’s share of the Relocation Costs exceed, and the Tenant Improvement for the Second Expansion Premises be reduced by more than, Two Hundred Fifty Thousand and 00/00 Dollars ($250,000.00). By way of illustration, per Section 19, above, Lessee has the right to be reimbursed an amount up to $35.00 per square foot of Rentable Area of the Second Expansion Premises ($35.00 x 10,000 RSF) for a total of $350,000.00 for Tenant Improvements to the Premises performed during the Second Improvement Period. In the event that the Relocation Costs incurred by Lessor equal Two Hundred Thousand and 00/100 Dollars ($200,000.00), the Tenant Improvement Allowance for the Second Improvement Period shall be proportionately reduced to One Hundred Fifty Thousand and 00/100 Dollars ($150,000.00). Alternatively, in the event that the Relocation Costs incurred by Lessor equal Four Hundred Thousand and 00/100 Dollars ($400,000.00), the Tenant Improvement Allowance for the Second Improvement Period shall be reduced proportionately to One Hundred Thousand Dollars ($100,000.00) and Lessor shall bear the loss of the remaining balance in the amount One Hundred Fifty Thousand and 00/100 Dollars ($150,000.00).

As a part of the Tenant Improvements to be constructed by Lessee pursuant to this Second Amendment, Lessee shall have the right to place a film on the windows of the First Expansion Premises which would minimize the ability to view the interior of the First Expansion Premises from the exterior of the Project; provided, however, Lessee must obtain Lessor’s prior written consent with respect to the grade of shading of the film.

20. Alterations. Section 9.1 of the Original Lease is hereby amended to reflect that Lessor’s prior consent shall not be required with respect to any interior Alterations to the Premises which do not affect the structural components of the Premises or which can be seen from (or may affect any area) outside the Premises.

21. Relocation of Indoor and Exterior Building Signage. Subject to the rights of any existing lessee (including the assignee or successor-in-interest to such lessee) and the receipt of approval of city/municipality in which the Project is located and any other appropriate governmental agencies and further subject to conformance with that certain Comprehensive Sign Package for Hayden Ferry Lakeside dated May 28, 2002 (as amended, “Comprehensive Sign Package”), Lessee shall have the option at any time during the Term of the Lease to: (i) to remove its existing “eyebrow” sign in the location shown on Exhibit “F-1” to the Original Lease (the “Eyebrow Sign”) and erect a new sign (sign type 2 in the Comprehensive Sign Package) classified as “Secondary Office Tenant Signage” in the Comprehensive Sign Package on the exterior of the Ferry II Building in the location depicted on Exhibit “H” attached hereto and identified as Location 1 on Exhibit “H” attached hereto (i.e., the location depicted on Sheet Number 14 of the Comprehensive Sign Package and identified as “Purple Form”) (the “Secondary Exterior Signage”); (ii) erect a sign panel (sign type C in the Comprehensive Sign Package) on the monument sign depicted on Exhibit “H-1” attached hereto identified as “Monument 1” in the Comprehensive Sign Plan (Sheet Number 1a) in the located designated as “TENANT FOUR”; (iii) erect a sign panel (sign type B1 in the Comprehensive Sign Package) on the monument sign depicted on Exhibit “H-2” identified as “Monument 2” in the Comprehensive Sign Plan (Sheet Number 2a) in the located designated as “TENANT TWO”, and (iv) erect a sign panel (sign type B1 in the Comprehensive Sign Package) on the monument sign depicted on Exhibit “H-3” attached hereto identified as “Monument 3” in the Comprehensive Sign Plan (Sheet Number 3) in the located designated as “TENANT TWO”. Lessee understands that certain third parties have pre-existing rights to Lessee’s desired signage on the exterior

18

of the Ferry I Building and Ferry II Building in the locations depicted on Exhibit “H” attached hereto and identified as Locations 2 on Exhibit “H” attached hereto (i.e., the locations depicted on Sheet Number 14 of the Comprehensive Sign Package and identified as “Blue Form”) (each a “Top Exterior Signage Panel”). In the event that a third party’s rights to a Top Exterior Signage Panel are relinquished by such third party or are terminated for any reason, Lessee shall have the option to remove the Eyebrow Sign or remove the Secondary Exterior Signage, as applicable, and erect a new sign (sign type 1 in the Comprehensive Sign Package) classified as “Primary Office Tenant Signage” in the Comprehensive Sign Package on the available Top Exterior Signage Panel and, in such event, Lessee shall be solely responsible for all costs and expenses relating to any such signage, including, without limitation, design, installation, any operating costs, maintenance, cleaning, repair and removal. Lessee shall be obligated to pay the cost and expense of repairing any damage associated with the removal of any such signage. Once Lessee exercises its right to a Top Exterior Signage Panel, Lessee shall have no further rights with respect to the other Top Exterior Signage Panel. In addition to the foregoing, Lessee shall have the right to maintain its existing sign panel on the monument sign in front of the Building in the location shown on Exhibit “F-2” to the Original Lease. Except as otherwise set forth herein, all covenants in connection with the Lessee’s signage set forth in Section 6.8.2 of the Original Lease shall continue to apply to the signage rights granted to Lessee herein.

22. Back-Up Generator. Concurrently with their execution of this Second Amendment, Lessor and Lessee shall execute the Back-Up Generator and UPS License Agreement attached hereto as Exhibit “I”.

23. Restoration at Lease Termination. Notwithstanding anything in the Lease to the contrary, Lessor hereby acknowledges that Lessee shall have no obligation to remove the Tenant Improvements to the Premises upon the expiration of the Lease Term.

24. Notice Address for Lessor. Article II of the Basic Lease Information is hereby amended to reflect that the following shall be Lessor’s address:

PKY FUND II PHOENIX II, LLC

390 N. Orange Ave., Suite 2400

Orlando, FL 32801

Attention: Chief Operating Officer

with a copy to:

PKY Fund II Phoenix II, LLC

c/o Parkway Properties

188 East Capital Street, Suite 1000

Jackson, MS 39201

Attention: Roy Butts

25. Brokers. Except for Parkway Realty Services, as Lessor’s agent, and CB Richard Ellis, as Lessee’s agent (collectively, the “Brokers”), Lessor and Lessee warrant and represent to each other that there are no claims for brokerage commissions or finder’s fees in connection with this Second Amendment or the leasing of the Expansion Premises. Lessor agrees that it shall be obligated to pay the Brokers any leasing commission or other fees due pursuant to a separate written agreement with the Brokers. Lessor and Lessee shall indemnify each other against and hold the other party harmless for, from and against all liabilities arising from any such claims, including attorneys’ fees incurred by the non-breaching party in connection therewith.

19

26. Existing Claims. Lessee agrees and acknowledges that to the actual knowledge of Lessee there are no existing claims or causes of action against Lessor arising out of the Lease, either currently or which would exist with the giving of notice or with the passage of time, nor are there any existing defenses which Lessee has against the enforcement of the Lease by Lessor.

27. Incorporation of Prior Agreements. This Second Amendment contains the entire understanding of the parties hereto with respect to the subject matter hereof, and no prior or other written or oral agreement or undertaking pertaining to any such matter shall be effective for any purpose.

28. Modification of Amendment. This Second Amendment may not be amended or modified, nor may any right or obligation hereunder be waived orally, and no such amendment or modification shall be effective for any purpose unless it is in writing and signed by the party against whom enforcement thereof is sought.

29. Interpretation. This Second Amendment shall be construed reasonably to carry out its intent without presumption against or in favor of either party. The parties acknowledge that both parties have caused this Second Amendment to be reviewed by legal counsel of their choice. No negotiations concerning or modifications made to prior drafts of this Second Amendment shall be construed in any manner to limit, reduce or impair the rights, remedies or obligations of the parties under this Second Amendment or to restrict or expand the meaning of any provisions of this Second Amendment. If any provision hereof shall be declared invalid by any court or in any administrative proceedings, then the provisions of this Second Amendment shall be construed in such manner so as to preserve the validity hereof and the substance of the transactions herein contemplated to the extent possible. The Section headings are provided for purposes of convenience of reference only and are not intended to limit, define the scope of or aid in interpretation of any of the provisions hereof.

30. Full Force and Effect; Counterparts. The Lease shall remain in full force and effect in accordance with its original terms and provisions, except as expressly modified by the terms of this Second Amendment. This Second Amendment shall be governed by Arizona law and shall be binding on the parties hereto and their respective successors and assigns. This Second Amendment may be executed by the parties hereto in one or more counterparts. All counterparts shall be valid and binding on the party or parties executing them and all counterparts shall constitute one and the same document for all purposes. Each signatory to this Second Amendment represents and warrants to the other party that this Second Amendment has been duly authorized, executed and delivered by or on behalf of the party for which it is signing.

[SIGNATURE PAGE TO FOLLOW]

20

IN WITNESS WHEREOF, the parties have executed this Second Amendment to Office Lease to be effective as of the date set forth above.

LESSOR:	LESSEE:

PKY FUND II PHOENIX II, LLC, a Delaware limited liability company	LIFELOCK, INC., a Delaware corporation

By:	By:
Name:	Name:
Its:	Its:

By:
Name:
Its:

IN CONNECTION WITH SECTION 6(C) AND SECTION 7 ONLY, FERRY I BUILDING OWNER: PKY FUND II PHOENIX I, LLC, a Delaware limited liability company

By:
Name:
Its:

21

EXHIBIT “A”

FIRST INSTALLMENT SPACE

STAIR 3
STAIR 1
CORRIDOR
TEL
ELEC
VEST
CORR
ELEV
LOBBY
MEN
JC
VEST
WOMEN
MAIL
LOBBY
2,512 RSF
STAIR 2
LOBBY
FIRE
COMMAND

First Floor Plan

0' 10' 20' 30' 40'

Phoenix Design One
INTERIOR ARCHITECTURE

HAYDEN FERRY LAKESIDE

Phase IIb
Building B2
05.02.13

CBRE
CB RICHARD ELLIS

A-1

EXHIBIT “B”

PATIO AREA PROVISIONS

1. Patio Seating. Lessee shall have a revocable license to provide seating in the Patio Area. Lessee, at its cost, shall comply with all relevant state, municipal or local laws, regulations, rules or ordinances applicable to its operations in the Patio Area, and shall obtain all necessary permits or licenses for the same. Commencing on the Commencement Date for the First Installment Space, Lessee shall, at its sole cost, be directly responsible for daily maintenance, trash pick-up and cleaning of the Patio Area and will take reasonable steps to keep the Patio Area reasonably clean and neat.

2. Maintenance of Patio Area. Lessee shall keep the Patio Area in a neat, clean and orderly condition, and shall repair any damage to (or substitute and/or replace, as the case may be) the facilities thereof, including, without limitation, the tables and chairs contained therein, at Lessee’s expense and in all events subject to and in accordance with the provisions of the Lease.

3. Design Plans and Specifications. Lessor shall have absolute and final approval and control over all visual and aesthetic elements of the Patio Area.

4. Customer Complaints. If Lessor, during any six (6) month period, receives more than three (3) unresolved complaints on Lessee’s use of the Patio Area, Lessor may revoke Lessee’s right to use the Patio Area in the event that Lessee fails to cure said violations in accordance with the provisions of the Lease.

6. Lease Applicability. It is understood and agreed that the Patio Area does not form a part of the Premises, but the Patio Area and Lessee’s use thereof is subject to such other terms, covenants and conditions of the Lease as Lessor deems applicable from time to time, including, without limitation, the indemnity, insurance and default provisions of the Lease, and any provisions relating to Lessee’s compliance with laws and regulations.

7. License Termination. The terms of this Exhibit B and Lessee’s license relating to the Patio Area may not be assigned, directly or indirectly, by operation of law or otherwise, if the Premises ceases to be used for the use set forth in the Lease.

B-1

EXHIBIT “C”

SECOND INSTALLMENT SPACE (INCLUDING PATIO AREA)

PATIO AREA
CORRIDOR
STAIR 3
STAIR 1
TEL
ELEC
VEST
CORR
ELEV
LOBBY
MEN
WOMEN
JC
VEST
MAIL
LOBBY
STAIR 2
FIRE
COMMAND
LOBBY

First Floor Plan

0' 10' 20' 30' 40'

Phoenix Design One
INTERIOR ARCHITECTURE

HAYDEN FERRY LAKESIDE

Phase IIb
Building B2
05.02.13

CBRE
CB RICHARD ELLIS

C-1

EXHIBIT “D”

SHELL AND CORE CONSTRUCTION

Demising & Corridor Partitioning

Full-height demising partition with 5/8” Type-X gypsum wallboard attached to both sides of 3 5/8” 20-gauge metal studs at 24” on center. Demising partition to extend to underside of floor deck and to have smooth finish and eggshell paint on the Lessee side.

One-hour-rated corridor partition to have the same construction as the demising partition, with fire taping and caulking as required by code, R-11 insulation, gypsum board, and sound caulking at floor. Corridor side of the partition wall to be finished with wall covering and 6 1/2” hardwood base (stained to match Architect’s sample); Lessee side of the partition to be finished as specified in Lessee’s drawings.

Lessee Partitioning

2 1/2” 25-gauge metal studs at 24” on center with one layer of 5/8” gypsum wallboard on both sides. Partitions to extend from floor to underside of ceiling grid of 6” above ceiling, at Lessor’s option, with smooth finish, eggshell paint, and base on both sides.

Lessee Entry Doors/Frames

Recessed 3’0” x 7’ 10” x 1 3/4” solid-core, quarter-sliced, medium-figured cherry veneer door (stained to match Architect’s sample) with mortised lever lockset and Western Integrated door frame with 302 trim and clear-anodized finish. Entry doors to have a single light in door panel, fire rated as required by code. A secondary entry/exit door (without sidelight) shall be provided, if required by code. Entire door assembly to have a 20-minute fire rating.

Lessee Interior Doors/Frames	3’0” x 7’10” x 1 3/4” solid-core, quarter-sliced, medium-figured cherry veneer door (stained to match Architect’s sample). Western Integrated door frame, 302 trim, with clear-anodized finish.

Lessee Entry Hardware

Schlage mortised lever lockset with 07 lever, finish to be US26D satin chrome. LCN closer 4040 series. 2 pair Hager ball bearing butt hinges, 4 1/2” x 4 1/2”, with wide throw capacity, finish to be US26D. Trimco wall stop, finish to be US26D. Keying hardware to coordinate with Building and floor master.

Lessee Interior Hardware

Schlage cylindrical lever latch set with 07 lever, finish to be US26D satin chrome. 2 pair Hager butt hinges, 4 1/2” x 4 1/2”, with wide throw capacity, finish to be US26D. Trimco wall stop, finish to be US26D. If required, LCN closer 4040 series.

Acoustical Ceiling	Suspended white 2’ x 2’ Armstrong Ultima 1912 ceilings with DuraBrite acoustically transparent membrane; NRC .70; LRV .89; square regular in 9/16th grid.

Floor Covering	Carpet: Shaw, 24-30 oz. weight and 1/18 – 1/10-gauge broadloom carpet with “Action Bac”. Vinyl composition tile (ACT): Armstrong “Imperial Texture, Standard Excel on” or equal, 12” x 12”, 1/8”-gauge.

D-1

Base	Rope or equal, 4” rubber base. Base to be 4”-high coved rubber base throughout, or as noted otherwise in Lessee’s drawings.

Paint	Dunn Edwards “Supreme,” Fraise “Lo Go,” or equal, eggshell paint on smooth finish (VOC free paint).

Window Coverings	1” mini-blinds with dust guard at all exterior windows, Leveler or equal, provided by Building owner. Mini-blinds must be either fully raised in lock-up position or fully lowered.

Fire Extinguisher Cabinet	Larsen’s architectural series 2, semi-recessed, 1/2” rolled edge with brushed stainless finish, or equal.

Fire Protection Sprinkler System

Semi-recessed white sprinkler head with white escutcheon, centered in ceiling tile. Necessary sprinkler drops to meet City codes. Fully concealed white sprinkler head on drywall ceilings/soffits/headers at Lessor’s option.

HVAC

2’ x 2’ 4-way white diffuser and perforated return-air grille, thermostat installation, flexible duct and air devices. All thermostats to be coordinate with light switches, per Architect. Alternative upgrades: Titus, Omni (see Schedule 3).

Lessee Light Fixtures

Suspended linear ambient uplight. Peerlite, Cerra 7, 7CRM7-1 or equal, with single T5 (3500ºK) lamp, minimum 54 watts, available in lengths of 4’, 8’, and 12’. Bottom of fixture mounted at 8’-0” above finished floor. Coordinate with Building owner for orientation of fixtures.

Light Switches	Single-pole rocker switch, cover plate white.

Exit Lights	Provided as required by City codes. Lithonia “Precise Collection” “LRP” exit lights. LED lamps, red letters on clear mirrored background.

Electrical Convenience Outlet	Duplex wall outlet, cover plate white.

Data/Telephone Outlet	Rough-in box with mud ring and pull ring. Lessee will coordinate with its communications equipment company to obtain detailed requirements to inclusion in construction plans and schedule.

Telephone Mounting Board	One 4’ x 8’ x 3/4” ACX fire-rated plywood mounting board, plywood painted to match adjacent walls. (Smaller lessees may require only a 4’ x 4’ mounting board).

D-2

EXHIBIT “E”

TEMPORARY SPACE

HAYDEN FERRY LAKESIDE I

ENERGY STAR PARTNER

SUITE 108

3,998 RSF

09.06.11

NTS

Phoenix Design One
Interior Architecture

E-1

EXHIBIT “E-1”

SPACE PLAN ON TEMPORARY SPACE

E-1-1

EXHIBIT “F”

SECOND EXPANSION PREMISES

SUITE #511
3,916 RSF
STAIR 1
VEST
MECHANICAL
TR
ELEC
VEST
ELEV
LOBBY
MEN
JC
VEST
WOMEN
SUITE #510
6,740 RSF
SUITE #501
9,896 RSF
VEST
STAIR 2
SUITE #502
2,057 RSF
SUITE #505
3,002 RSF

5TH FLOOR TOTAL
25,611 RSF

Fifth Floor Plan

0' 10' 20' 30' 40'

Phase IIb
Building B2
05.02.13

Phoenix Design One
INTERIOR ARCHITECTURE

HAYDEN FERRY LAKESIDE

CBRE
CB RICHARD ELLIS

F-1

EXHIBIT “G”

FORM OF FITNESS CENTER APPLICATION AND WAIVER

[INSERT PARKWAY LOGO]

In order to be permitted to use the Fitness Center facility at the Hayden Ferry Lakeside Project located within the building commonly known as Hayden Ferry Lakeside – Phase             , with the street address of             East Rio Salado Parkway, Tempe, Arizona 85281, all parts of this form must be read, understood and signed. BY SIGNING THIS DOCUMENT YOU ACKNOWLEDGE THAT USE OF ANY AREA OF THE FITNESS CENTER FACILITY IS COMPLETELY AT YOUR OWN RISK, AND THAT YOU UNDERSTAND THE RULES AND REGULATIONS OF USING SAME.

Fitness Center Member:

Address:

City:                                                 State:                                               Zip:

Daytime Phone: (            )                                          Evening Phone: (            )

Emergency Contact:                                                         Relationship:

Daytime Phone: (            )                                          Evening Phone: (            )

Monthly Rate*: N/A Membership: Month to Month

*	The above rate is subject to change with thirty (30) days prior written notice.

COVENANT NOT TO SUE FOR INJURY OR DAMAGES:

NOTICE: This is a legally binding agreement. By signing this agreement, you waive your right to bring a court action to recover compensation or to obtain any other remedy for any injury to yourself, or damage to or loss of your property, or for your death however caused arising out of your use of the Fitness Center facilities of the Hayden Ferry Lakeside Project, now or in the future.

In consideration of the use of the Fitness Center, I hereby agree to release and discharge PKY FUND II PHOENIX II, LLC, Parkway Properties, Inc. and Parkway Realty Services, LLC, and their direct and indirect parent companies and subsidiaries and any of their affiliated entities, successors and assigns, as well as their respective current or future agents, owners, officers, members, employees and all other persons or entities acting in any capacity on their behalf (hereinafter collectively referred to as “Parkway”), on behalf of myself, my children, my parents, my heirs, assigns, personal representative and estate as follows:

I understand that the reaction of the heart, lung and blood vessel system to exercise cannot always be predicted with accuracy. I know there is a risk of certain abnormal changes occurring during or following exercise which may include abnormalities of blood pressure or heart attacks. Use of the weight lifting equipment and participating in heavy body calisthenics may lead to musculoskeletal strains, pain, and injury if adequate warm-up, gradual progression, and safety procedures are not followed. I am using this equipment and participating in these exercises solely at my own risk. I assume full responsibility for any injuries which may occur during my use of the Fitness Center.

I certify that I will exercise at my own risk. I also understand that Parkway assumes no responsibility for any illness, accident or injury I may incur from the use of the equipment, services or facilities, and I hereby agree to hold harmless Parkway for any such illness, accident or injury.

Should it become necessary for Parkway to incur attorney’s fees and costs to enforce this agreement, or any portion thereof, I agree to pay all reasonable costs and attorney’s fees thereby expended, or for which liability is incurred.

I certify that I have health, accident and liability insurance to cover any bodily injury or property damage I may suffer or that I may cause to others while utilizing the Fitness Center.

I hereby agree to comply with all rules and regulations, attached as Exhibit A, for the Fitness Center facility as may be amended by Parkway from time to time.

All individuals are strongly encouraged to consult with a physician before entering a non-medically supervised exercise program.

I HAVE HAD SUFFICIENT OPPORTUNITY TO READ THIS ENTIRE DOCUMENT. I have read and understood it, and I agree to be bound by its terms.

Signature

Printed Name & Date

Member & Suite Number

Exhibit “A” to Fitness Center Application and Waiver

Fitness Center

Rules and Regulations

1. Only members may utilize the Fitness Center. Visitors are not permitted.

2. Members who participate in the Fitness Center will be doing so at their own risk. Parkway is not responsible for any injury that may occur to individuals participating in any exercise activity. Participation in exercise activity is on a voluntary basis.

3. The Fitness Center is intended to give members a clean, safe and enjoyable place to exercise for general fitness purposes. Bodybuilders and some highly-conditioned athletes may find that this facility is not sufficient for their workout goals, and it is therefore suggested that another facility may better suit the needs of this special population.

4. Attire: Proper athletic attire must be worn at all times. Tennis shoes must be worn at all times. Absolutely no sandals, open toed or open-backed shoes are permitted. T-shirts must be worn. Tank tops are not allowed. No jeans or jean shorts allowed.

5. Food is not permitted in the Fitness Center. No gum is allowed.

6. Water, Gatorade or sports drinks are permitted provided they are in a sealable, plastic container.

7. Radios and tape or CD players are not permitted unless they are personal units (such as a “Walkman or Ipod”) equipped with headphones.

8. No tobacco, drugs or illegal substances of any kind are allowed in the facility.

9. Parkway is not responsible for lost or stolen items.

10. Members are required to pick-up after themselves and discard trash and remove personal items.

11. For safety reasons, personal items, bags and other items are to be stored in lockers only and not on the Fitness Center floor.

12. Lockers are assigned and are on a first-come, first-serve basis.

13. Members are required to use their towels to wipe down cardiovascular, weight circuit, and free weight equipment immediately after each use.

14. Weight Area Etiquette: Use of chalk is not permitted. Other members must be allowed to “work in” between sets. Return weights to the tree or rack. Weights may not be set against the wall, mirror, benches or other equipment. Weights or dumbbells may not be dropped on the floor or benches. Spotters are strongly recommended when using heavy free weights

15. Cardiovascular Area Etiquette: During busy times or whenever someone is waiting for a machine, observe the 30-minute time limit on all cardiovascular equipment. Wipe down equipment after each use.

16. Report damaged equipment immediately to Parkway staff.

17. Report unsafe exercise or bathroom conditions immediately to the Parkway staff.

18. Report injuries immediately to the Parkway staff.

19. The Fitness Center reserves the right to refuse service to any member who violates any rule or regulation, or engages in any verbal and/or physical abuse of the staff or members.

20. If at any time a member does not comply with the rules, the member will be asked to leave, and/or his/her fitness center privileges will be revoked.

21. Cellular phones may only be used outside the Fitness Center and for emergency only. Due to safety concerns and distractions, the use of cellular phones is not permitted in the Fitness Center.

22. You are expected to act in a courteous and respectful manner. Profanity, yelling, rude or boisterous behavior will not be tolerated.

23. No equipment is to be moved from its designated area and may not be taken out of the Fitness Center.

24. Members are required to provide their own towels for use in Fitness Center workout areas and bathrooms for both personal hygiene and the hygiene of others.

EXHIBIT “H”

LOCATION OF EXTERIOR SIGNAGE ON FERRY II BUILDING AND PROJECT MONUMENTS

H-1

EXHIBIT “H-1”

MILL AVENUE BRIDGE MONUMENT SIGN

H-1-1

EXHIBIT “H-1”

MONUMENT 3 GARAGE ENTRANCE

H-1-2

EXHIBIT “H-2”

CENTER ENTRANCE MONUMENT SIGN

H-2-1

EXHIBIT “I”

BACK-UP GENERATOR LICENSE AGREEMENT

THIS BACK-UP GENERATOR LICENSE AGREEMENT (this “Agreement”) is made this             day of                     , 2013, by and between PKY FUND II PHOENIX II, LLC, a Delaware limited liability company (“Owner”) and LIFELOCK, INC., a Delaware corporation (“Licensee”). Capitalized terms used herein and not otherwise defined shall have the meaning given them in the Lease (as that term is hereinafter defined).

W I T N E S S E T H:

WHEREAS, Owner, as Lessor, and Licensee, as Lessee, are parties to that certain Office Lease dated May 18, 2007 (as amended from time to time, the “Lease”), for premises in that certain office building more commonly known as Hayden Ferry Lakeside—Phase II, 60 East Rio Salado Parkway, Tempe, Arizona 85281(the “Building”); and

WHEREAS, Licensee desires to hire from Owner and Owner desires to grant Licensee the right to occupy certain space in the Building for the installation, operation, maintenance, repair, and replacement of equipment more particularly referred to herein as a “Back-Up Generator” on the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein, Owner and Licensee agree as follows:

1. Grant of License.

a. Owner grants Licensee an exclusive license (the “License”) to use a portion of the ground floor level of the Building in the location shown on Exhibit A hereto (the “Generator Pad”) for the installation, operation, maintenance, repair and replacement of a diesel fuel generator, of up to             kVA, together with associated cabling, piping and conduits, as more particularly described in Exhibit B hereto (the “Back-Up Generator”) (the Generator Pad is referred to in this Agreement as the “Ancillary Space”). The Back-Up Generator and all lines and related facilities and supporting equipment installed in connection therewith are referred to herein as the “Covered Facilities”. Subject to the prior approval of Owner, which consent shall not be unreasonably withheld, and the prior approval of the appropriate city/municipality in which the Project is located and any other appropriate governmental agencies, Licensee shall have the right to modify the size of the Generator Pad in order to accommodate the Back-Up Generator.

b. Licensee accepts possession of the Ancillary Space in its “AS-IS” condition and Owner shall have no obligation to perform, or pay for, any work, improvements or alterations in or to the Ancillary Space in connection with this Agreement or otherwise, except for Lessor’s maintenance and repair obligations under the Lease. Licensee acknowledges that it has neither received nor relied upon any representation or warranty made by or on behalf of Owner with respect to the condition of the Ancillary Space or the suitability thereof for Licensee’s purposes.

c. The License and the use of the Ancillary Space shall be at no charge to the Licensee.

d. The term of the License shall commence, and this Agreement shall become effective on, the date that Owner has delivered to Licensee a fully executed copy of this Agreement and, subject to the terms of Section 9 below, shall continue in effect so long as the Lease remains in effect, as the same may be amended.

2. Use of the Ancillary Space and Related Pathways.

a. The Generator Pad shall be used only for purposes provided in Section 1 and solely in connection with the use and occupancy of the Premises demised from time to time under the Lease by Licensee, and no other purpose whatsoever. Except as needed for the proper and reasonable operation and maintenance of the Back-Up Generator and in compliance with all applicable laws, no Hazardous Materials be used in the operation of the Back-Up Generator or stored in or about the Generator Pad. Except as expressly authorized in accordance with Section 9, Licensee shall not make any alterations of or improvements to the Back-Up Generator or the Generator Pad.

b. Licensee shall, at its sole cost and expense, obtain and, throughout the tem of this Agreement, maintain in effect all required licenses and permits necessary for the use and operation of the Back-Up Generator. Prior to Lessor’s delivery of the Ancillary Space, and thereafter, upon request, Licensee shall provide copies to Owner of all licenses and permits obtained by Licensee with respect to the use and operation of the Back-Up Generator.

c. Owner and Licensee acknowledge that the Back-Up Generator will serve and will be connected to, the Premises (demised under the Lease) by means of existing (in place as of the date of this Agreement) conduits, electrical lines and cabling (collectively, “Lines”). Owner shall have the right to approve the proposed pathways of said Lines to and from the Premises and the Ancillary Space; and, in addition to the foregoing, Owner, in its reasonable discretion, reserves the right to require Licensee to relocate any Lines, at the expense of Owner, if Owner determines that such space is required for other Building purposes and a pathway that provides equivalent utility and serviceability to Licensee in the use and operation of the Back-Up Generator is provided by Owner. Without limiting the generality of the terms of this Section, Licensee shall have no right to serve or connect the Back-Up Generator to any other premises or any other tenants/occupants of the Building, other than occupants of the Premises then leased by Lessee under the Lease.

3. [Intentionally Deleted]

4. Access to Ancillary Space.

a. Licensee acknowledges that the Generator Pad is located in an area of the Building that is restricted to access by qualified personnel, and that the area is located within a locked and fenced area on the ground level. Licensee shall only allow qualified engineers and persons with direct responsibility for the installation, operation, maintenance, repair and replacement of the equipment located therein to have access to the Ancillary Space, and all keys to the Ancillary Space shall be issued by Owner and shall be keyed off of the Building’s master key system. Licensee shall not alter or add to any Owner approved locks to the Ancillary Space at any time.

b. All installation, maintenance, repair and replacement activities within the Ancillary Space shall be coordinated in advance by Licensee with Owner and, absent emergencies, Licensee shall make reasonable efforts to cause the same shall be performed during normal business hours of the Building. Owner reserves the right to impose a reasonable charge to Licensee for the time of any Building engineers required to be present during testing or other work performed during hours other than normal business hours, and such charges shall be for the account of Licensee and shall be paid within twenty (20) days of presentation of an invoice therefor.

c. Subject to the foregoing provisions of this Section 4, Licensee and its authorized personnel shall have the right to access the Ancillary Space on a 24 hours per day, 7 days per week, 365 days a year basis, for the purposes of installation, maintenance, repair and replacement of equipment; provided, however, Licensee and its employees and agents shall observe and adhere to the reasonable directions of the Building engineer and any security and sign-in procedures applicable to vendors accessing the Building.

d. Owner shall have the right to access the Ancillary Space and any equipment of Licensee located therein at any time after giving Licensee such oral (including telephonic) notice as is reasonable under the circumstances, and Owner shall have no liability to Licensee for any such access except as otherwise provided in Section 7(a).

e. Licensee shall at all times maintain and provide to Owner the name and contact information of an authorized representative who can be contacted for authorization for access and/or in case of an emergency. As of the Effective Date, Licensee has designated                         as its representative with respect to the matters set forth in this Agreement, who, until further written notice to Owner, shall have full authority and responsibility to act on behalf of the Licensee as required in this Agreement.

5. Building Services. Owner shall not be obligated to provide any Building services to the Ancillary Space other than elevator service to the ground floor level, ceiling lighting in the areas of the Ancillary Space, maintenance of the fence and an electric line sufficient to provide monitoring service to the Back-Up Generator.

6. Maintenance and Repair of Equipment; Compliance with Laws. Licensee shall at all times during the term of this Agreement maintain and repair the Covered Facilities, at its sole cost and expense, in good and operating condition, consistent with all warranties and operating manuals for such equipment and in accordance with all applicable laws, including without limitation, laws where compliance relates to or is triggered by Licensee’s particular use of the Ancillary Space or any portion thereof or any Alterations performed by Licensee, whether such laws are now in effect or enacted in the future and whether or not now foreseeable or require structural improvements. Without limiting the generality of the foregoing, Licensee shall be required to install, at its sole cost and expense, any and all necessary mechanical, electrical and life safety systems reasonably required by Owner in connection with the use and operation of the Back-Up Generator.

7. Risk of Loss, Insurance, Indemnification and Release.

a. Except for loss arising out of the gross negligent acts or omissions, willful misconduct or breach of obligations pursuant to this Agreement by Lessor, its employees, agents or contractors, Licensee shall assume the full risk of loss with respect to installation, operation, maintenance, repair and replacement of the Covered Facilities, including any failure or interruption of operations thereof, and Owner shall not be liable for any damage to or theft or loss of property, or any loss of business, whether caused by the bursting, leaking or overflowing of water, sewer or sprinkler pipes, plumbing fixtures, or any other act or thing. Further, Owner shall not be liable to Licensee for any loss or damage that may be occasioned by or through the acts or omissions of any other persons whomsoever, except for the gross acts or willful misconduct of Owner, its employees, agents or contractors.

b. The release and indemnification provisions of the Lease are hereby made applicable to the use and operation of the Back-Up Generator and any maintenance, repair, replacement and other activities of Licensee and its employees, agents, contractors and invitees in and about the Ancillary Space on the same terms and conditions as if said space was deemed a portion of the Premises demised under the Lease.

c. Prior to actual entry into the Ancillary Space pursuant to this Agreement, Licensee shall provide Owner with an original certificate of insurance issued on an “ACORD” form certifying that Licensee has in effect the insurance required of Lessee under the Lease, covering the Ancillary Space, as a part of the Premises. All such insurance shall be in the form and provide the coverages required by the Lease.

8. Taxes. Licensee shall be responsible for payment of any and all applicable taxes or assessments attributable to or levied against any the Covered Facilities during the term of this Agreement. If Owner is assessed such taxes or assessments, Licensee shall either (i) pay such taxes and assessments prior to the date of delinquency, provided Owner has furnished Licensee with the tax bill or assessment no less than thirty (30) days prior to the payment due date, or (ii) Licensee shall reimburse Owner for such taxes and assessments (but not including any penalties or interest) upon twenty (20) days’ notice and satisfactory proof of payment of the tax charges and/or assessments by Owner.

9. Default and Termination.

a. This Agreement shall terminate automatically upon any termination of the Lease. In addition, Owner shall have the right to terminate this Agreement following any default by Licensee under this Agreement (i) with respect to monetary defaults, if the same is not cured within five (5) days of receipt by Licensee of written notice of said default, and (ii) with respect to non-monetary defaults (other than as hereinafter provided in this Section 6), if Licensee does not promptly commence the cure thereof within ten (10) days of receipt of written notice by Licensee of said default and diligently pursue such cure to completion, and does not complete the cure thereof within thirty (30) days of said written notice. This Agreement and the License granted hereunder are personal to the named Licensee under this Agreement, and subject to the foregoing, is expressly made non-assignable and no portion of the Ancillary Space may be sublicensed or occupied or used by any other person or entity without Owner’s prior written consent (which consent may be withheld by Owner in its sole and absolute discretion). This Agreement and the License herein granted shall be automatically terminable by Owner, without further notice, upon the breach or violation of the foregoing prohibition. Any termination of this Agreement by Owner under this Section following a default by Licensee under this Agreement shall, at the election of Owner and upon written notice to Licensee, as Lessee under the Lease, be deemed a default by Licensee, as Lessee, under the Lease.

b. Except as provided in Section 9, Licensee shall promptly remove any personal property from the Ancillary Space upon expiration or earlier termination of the License. Any personal property remaining in the Ancillary Space following such expiration or termination date, shall be deemed abandoned by Licensee, and may be stored and/or disposed of by Owner as permitted by law.

10. Alterations.

No installations, additions, improvements or replacements of any of the Back Up Generator or any of the Ancillary Space shall be performed by Licensee, other than Permitted Maintenance and Repair (as defined below), without the prior consent of Owner, which shall not be unreasonably withheld, conditioned or delayed. Without limiting the generality of the foregoing, no expansion of the size of existing equipment or addition of new equipment beyond the Ancillary Space is permitted under this Agreement. Notwithstanding anything to the contrary in the foregoing, Licensee may perform items of Permitted Maintenance and Repair in accordance with this Section10. Any such installations, additions, improvements or replacements shall be deemed Alterations under the Lease, and shall be subject to the terms of the Lease, including, without limitation, the requirement that Licensee submit plans and specifications therefor to Owner. Notwithstanding anything to the contrary in the foregoing or in this Agreement, Licensee may perform regularly scheduled maintenance, repair and replacement of the Covered Facilities, and upon prior written notice to Owner, conduct testing of the Back-Up Generator (“Permitted Maintenance and Repair”).

11. Surrender Obligation at End of License.

It is the intent of the parties that the Covered Facilities shall at all times remain the personal property of Licensee during the Lease Term and shall not be deemed permanently affixed or attached to the Building or any portion thereof. Notwithstanding anything to the contrary in this Agreement, upon the termination or expiration of this Agreement, title to the Covered Facilities shall pass to Owner from Licensee, in their “AS IS” condition, but free and clear of any and all liens and security interests, and Licensee shall have no obligation (or right) to remove the same from their existing location, and Owner shall be solely responsible for the de-commissioning or re-engineering of the same; provided, however, nothing herein shall be deemed to terminate the survival of the indemnification obligations of Licensee under the Lease with respect to the Covered Facilities with respect to any act or omission of Licensee occurring prior to the expiration or earlier termination of the Lease.

12. Miscellaneous.

a. Licensee acknowledges and agrees that the rights granted it under this Agreement are contract rights and not an estate or interest in land or real property. Licensee disclaims and waives any leasehold estate or other possessory interest in the Ancillary Space by reason of its use of the Ancillary Space.

b. All amounts payable by Licensee to Owner that are not paid when due hereunder shall bear interest at twelve percent (12%) per annum.

c. Should any party hereto institute any action or proceeding in court to enforce any provision hereof or for damages by reason of an alleged breach of any provision of this Agreement, or if the defense of any action between the parties hereto is based upon this Agreement, the “prevailing party” shall be entitled to recover from the losing party or parties reasonable attorneys’ fees and costs, and court costs. The term “prevailing party” as used in this Section shall include, without limitation, any party who is made a defendant in litigation in which either or both damages and other relief may be sought against such party and a final judgment or dismissal or decree is entered in such litigation in favor of such party defendant.

d. Notices given hereunder shall be in writing and deemed made when delivered in the manner, and to the address specified, in the Lease.

e. This Agreement (together with the Lease) contains all of the agreements of the parties hereto with respect to any matter covered or mentioned in this Agreement, and no prior agreement, understanding or representation pertaining to any such matter shall be effective for any purpose. No provision of this Agreement may be amended or added to except by an agreement in writing signed by the parties hereto or their respective successors in interest. If any term or provision of this Agreement shall be held invalid or unenforceable to any extent, the remainder of this Agreement shall not be affected thereby and each term and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

f. This Agreement may be executed in counterparts, each of which shall be an original, but all counterparts shall constitute one (1) instrument.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the day and year first hereinabove set forth.

OWNER:	LICENSEE:

PKY FUND II PHOENIX II, LLC, a Delaware limited liability company	LIFELOCK, INC., a Delaware corporation

By:	By:
Name:	Name:
Its:	Its:

By:
Name:
Its:

EXHIBIT A

GENERATOR PAD

EXHIBIT B

DESCRIPTION OF BACK-UP GENERATOR

Back-Up Generator to be purchased by Lessee at Lessee sole cost and expense. Overall size, dimensions, and general characteristics of the Back-Up Generator to be mutually agreed upon by Lessor and Lessee prior to Lessee’s final selection and purchase of the Back-Up Generator. Lessor shall not unreasonable withhold its approval of the Back-Up Generator.

EXHIBIT “J”

DAVIS SUITE

J-1

EXHIBIT “K”

CONSTRUCTION RULES AND REGULATIONS

Parkway endeavors to provide its Customers (i.e., tenants) at Hayden Ferry Lakeside I with a professional and peaceful work environment. It will take an effort by each contractor engaging in business at the Building to promote this environment, and we expect this attitude from each individual employed by each such company. Each project manager should explain these issues to his crew and require adherence by all. Thank you for your understanding and cooperation in providing a professional attitude while participating in matters concerning the Building. If you have any questions, please feel free to contact Parkway at 602.997.5405.

(a)

Prior to the commencement of any construction work in the Building, each general contractor and/or independent contractor is required to submit a certificate of insurance, in limits acceptable to PKY Fund II Phoenix I, LLC.

(b)	Parkway also reserves the right to inspect each general contractor’s requirements for certificates of insurance for their subcontractors.

(c)	Any work to the Building’s life-safety, electrical, or mechanical systems must be arranged in advance through the Engineer of the Building.

(d)	Any large deliveries, activities affecting Parkway’s Customers, or access to electrical or telephone closets or the roof must be coordinated through the Engineer with appropriate prior notice.

(e)

Parkway reserves the right to stop and reschedule any work creating noise (i.e., concrete drilling, concrete chipping, etc.) that disturbs nearby Customers. In all cases, this work may have to be performed on weekends or before 8 am or after 5:30 pm Monday through Friday. No core drilling is allowed without prior approval from Parkway.

(f)	Carrying tools and equipment on the passenger elevator is strictly forbidden.

(g)

In areas where there will be a large amount of dust generated, it is the contractor’s responsibility to bag the smoke detector in the area commencing work and remove the bag at the end of the day. The main-floor return-air grills shall be covered with filter media before any demolition, construction, or cleaning of work area. Parkway must approve filter media and will provide to the contractor the locations of the return-air grills.

(h)	All trash must be disposed of daily and not be present near windows. Construction personnel are prohibited from taking breaks or eating lunch in the public access areas of the Building.

(i)

The contractor is totally responsible for protecting existing finishes, furniture, etc. from any work conducted in an occupied or unoccupied space or nearby Customer space. Any damage done in these spaces will be the sole responsibility of the contractor. Any damage done to common areas or the elevator will be the sole responsibility of the contractor.

(j)	The Engineer must be contacted at least two hours prior to any welding so the fire alarm systems can be turned off.

(k)

All clean up of trash and trash removal from the Building and surrounding areas is the sole responsibility of the contractor. Placement of a dumpster in the loading dock must be coordinated with the Engineer.

K-1

(l)	The contractor shall be responsible for cleaning the interior of the windows and sills prior to Substantial Completion of the job.

(m)	The Building’s standard hours of operation are from 7:00 am to 6:00 pm, Monday through Friday, and 8:00 am to 12:00 pm on Saturday.

(n)	The Engineer’s standard hours of operation are from 7:00 am to 4:00 pm, Monday through Friday.

(o)

It is the contractor’s responsibility to provide Masonite to protect the elevator and common-area floors when bringing in materials or otherwise working in the Building. It shall be removed by the contractor at the end of each workday.

(p)	All common areas used by the contractor shall be cleaned and vacuumed by the contractor at the end of each workday.

(q)	The contractor shall to provide a construction phone, if necessary.

(r)	Hayden Ferry Lakeside I is a nonsmoking building.

(s)	No hazardous chemicals or E.P.A. hazardous substances shall be used in the Building.

(t)	After hours work during the week and weekend must be approved ahead of time by the Building Manager or Engineer, so an appropriate memorandum can be timely forwarded to the security guard on duty.

(u)	Plans must be preapproved by the Building Manager or Engineer prior to commencement of work.

(v)	Contractors, subcontractors, vendors, and installers include but are not limited to:

General Contractors	Telephone	Plumbing	HVAC
Cable	Electrical	Moving	Sprinkler

(w)	Thank you for helping us maintain a peaceful and professional work environment at Hayden Ferry Lakeside II.

PARKWAY RESERVES THE RIGHT TO AMEND THESE CONSTRUCTION RULES AND REGULATIONS WITHOUT NOTICE.

K-2